UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Select Medical Holdings Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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4714 Gettysburg Road
Mechanicsburg, Pennsylvania 17055
Phone: (717) 972-1100

Notice of Annual Meeting of Stockholders

To Our Stockholders:

You are invited to attend the Select Medical Holdings Corporation 2019 Annual Meeting of Stockholders.

Date:	April 30, 2019
Time:	3:00 p.m. EDT
Place:	Kessler Institute for Rehabilitation 1199 Pleasant Valley Way West Orange, NJ 07052

        Only stockholders who owned stock of record at the close of business on March 4, 2019 can vote at this meeting or any adjournments that may take place.

        The purposes of the 2019 Annual Meeting are:

  (1)
  to elect four Class I directors, each for a term of three years or until their respective successors have been elected and qualified;

  (2)
  to hold a non-binding advisory vote on the compensation of our named executive officers;

  (3)
  to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2019; and

  (4)
  to transact any other business that may properly come before the meeting.

        We consider your vote important and encourage you to vote as soon as possible.

By Order of the Board of Directors,

/s/ Michael E. Tarvin
Michael E. Tarvin
 Executive Vice President, General Counsel and Secretary

March 6, 2019

4714 Gettysburg Road
Mechanicsburg, Pennsylvania 17055
Phone: (717) 972-1100
www.selectmedicalholdings.com

PROXY STATEMENT

        The Board of Directors of Select Medical Holdings Corporation (the "Company") is soliciting proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on April 30, 2019, at 3:00 p.m. local time, including any adjournments or postponements thereof (the "Meeting" or "Annual Meeting"). We intend to mail a Notice of Internet Availability of Proxy Materials (sometimes referred to as the "Notice"), and to make this Proxy Statement available to our stockholders of record entitled to vote at the Annual Meeting, on or about March 6, 2019.

PROXY SOLICITATION AND VOTING INFORMATION

        Your vote is very important.    In accordance with the rules and regulations adopted by the Securities and Exchange Commission (the "SEC"), instead of mailing a printed copy of the Company's proxy materials to each stockholder of record, the Company may furnish proxy materials including this Proxy Statement, the proxy card and the Company's Annual Report on Form 10-K for the year ended December 31, 2018 (the "Annual Report") to the Company's stockholders by providing access to such documents on the Internet. Stockholders will not receive printed copies of the proxy materials unless requested. Instead, the Notice will instruct stockholders as to how they may access and review all of the proxy materials. The Notice also instructs stockholders how to submit a proxy through the Internet. If you would like to receive a paper copy or e-mail copy of your proxy materials, you should follow the instructions for requesting such materials included in the Notice. The Company will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for any Internet access charges you may incur.

        You may revoke your proxy at any time before it is voted by written notice to the Executive Vice President, General Counsel and Secretary of the Company, by submission of a proxy bearing a later date or by casting a ballot at the Annual Meeting. Properly executed and delivered proxies that are received before the Annual Meeting's adjournment will be voted in accordance with the directions provided or, if no directions are provided, your shares will be voted by one of the individuals named on your proxy card as recommended by the Board of Directors. If you wish to give a proxy to someone other than those named on the proxy card, you should cross out those names and insert the name(s) of the person(s), not more than three, to whom you wish to give your proxy.

        If you want to vote in person at the Annual Meeting and you hold shares of Company common stock in street name, you must obtain a proxy card from your broker and bring that proxy card to the Annual Meeting, together with a copy of a brokerage statement reflecting your stock ownership as of the record date, which is March 4, 2019.

        Who can vote?    Stockholders as of the close of business on March 4, 2019 are entitled to vote. On that day, 135,276,199 shares of common stock were outstanding and eligible to vote, and there were 123 registered holders. Each share is entitled to one vote on each matter presented at the Annual Meeting. A list of stockholders eligible to vote will be available at the offices of Select Medical Holdings Corporation, 4714 Gettysburg Road, Mechanicsburg, Pennsylvania beginning April 20, 2019. Stockholders may examine this list during normal business hours for any purpose relating to the Annual Meeting.

        How does the Board of Directors recommend I vote?    The Board of Directors recommends a vote FOR each Board of Directors nominee, FOR the approval of the executive compensation resolution and FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm.

        What is the difference between "stockholder of record" and holder of stock in "street name"?    If your shares are registered directly in your name with our Transfer Agent and Registrar, Computershare Inc., you are a stockholder of record with respect to those shares. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are a holder of stock in street name. As a holder of stock in street name, you have the right to instruct your broker, bank, trustee or nominee how to vote your shares. If you do not provide the organization that holds your shares with specific voting instructions, then under applicable rules, the organization that holds your shares may generally vote your shares in their discretion on "routine" matters but cannot vote on "non-routine" matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization does not have the authority to vote on the matter with respect to your shares. This is generally referred to as a "broker non-vote."

        Which proposals are "routine" and "non-routine"?    The ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm (Proposal 3) is considered a routine matter under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected in connection with Proposal 3. Each of the other proposals, including the election of directors (Proposal 1), the non-binding advisory vote on the compensation of our name executive officers (Proposal 2) and any additional stockholder proposals are considered non-routine matters under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore broker non-votes may exist in connection with Proposals 1 and 2.

        What shares are included in the proxy card?    Each proxy card you receive represents all the shares of common stock registered to you in that particular account. You may receive more than one proxy card if you hold shares that are either registered differently or in more than one account. Each share of common stock that you own entitles you to one vote.

        How do I vote by proxy?    Most stockholders have three ways to vote by proxy: by telephone, via the Internet or by returning the proxy card. To vote by telephone or via the Internet, follow the instructions set forth on each proxy card you receive. To vote by mail, sign and date each proxy card you receive, mark the boxes indicating how you wish to vote and return the proxy card in the postage-paid envelope provided. Do not return the proxy card if you vote via the Internet or by telephone.

        How are votes counted?    The Annual Meeting will be held if a quorum, consisting of a majority of the outstanding shares of common stock entitled to vote, is represented at the Annual Meeting in person or by proxy. Broker non-votes, votes withheld and abstentions will be counted for purposes of determining whether a quorum has been reached. With respect to Proposal 1, because directors are elected by a majority vote, meaning the votes validly cast for such nominee's election exceeds the votes validly cast against such nominee's election in such election, in uncontested elections, abstentions and broker non-votes will not be counted as a vote cast either for or against such director's election. Because Proposals 2 and 3 require for approval the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote, any abstentions will have the effect of votes against and any broker non-votes will not have any effect on these proposals.

        Who will count the vote?    The Company's Transfer Agent and Registrar, Computershare Inc., will tally the vote.

        Is my vote confidential?    Yes. All stockholder meeting proxies, ballots and tabulations that identify individual stockholders are kept confidential and are not available for examination, except: (1) as required by law, (2) to allow for the tabulation of votes and certification of the vote and (3) to facilitate a successful proxy solicitation.

        Where can I find the voting results of the Annual Meeting?    The Company intends to announce preliminary voting results at the Annual Meeting. Final voting results will be tallied by the Company's Transfer Agent and Registrar after the taking of the vote at the Annual Meeting. The Company will publish the final voting results in a Current Report on Form 8-K within four business days following the Annual Meeting.

        Who is soliciting this proxy?    Solicitation of proxies is made on behalf of the Board of Directors of the Company. The Company will pay the cost of preparing, assembling and mailing or otherwise making available the Notice of Internet Availability of Proxy Materials and the notice of the Annual Meeting, proxy statement and proxy card. In addition to the use of mail, proxies may be solicited by directors, officers and regular employees of the Company, without additional compensation, in person or by telephone or other electronic means. The Company will reimburse brokerage houses and other nominees for their expenses in forwarding proxy material to beneficial owners of the Company's common stock.

        What if I can't attend the meeting?    If you are unable to attend the meeting in person and you intend to vote, you must vote your shares by proxy, via the Internet or by telephone by the applicable deadline.

 CORPORATE GOVERNANCE

        In accordance with the Delaware General Corporation Law and the Company's Restated Certificate of Incorporation and Amended and Restated Bylaws, the Company's business, property and affairs are managed under the direction of the Board of Directors. Although the Company's non-management directors are not involved in the day-to-day operating details, they are kept informed of the Company's business through written reports and documents provided to them regularly, as well as by operating, financial and other reports presented by the officers of the Company at meetings of the Board of Directors and committees of the Board of Directors.

Independence

        In 2018, the Board of Directors undertook a review of the independence of the Company's directors and considered whether any director has a material relationship with the Company that could compromise his ability to exercise independent judgment in carrying out his responsibilities. The Board of Directors has determined that eight of the Company's ten current directors are "independent" as defined in the applicable listing standards of the New York Stock Exchange (the "NYSE"). The following directors were determined to be independent: Russell L. Carson, Bryan C. Cressey, James S. Ely III, William H. Frist, Harold L. Paz, Marilyn B. Tavenner, Thomas A. Scully and Leopold Swergold.

        In making this determination, the Board of Directors considered the Company's investment in Concentra Group Holdings Parent, LLC, a joint venture. A fund affiliated with Bryan C. Cressey and William H. Frist and a separate fund affiliated with Russell L. Carson and Thomas A. Scully are also investors in Concentra Group Holdings Parent, LLC, and Mr. Cressey currently serves on the board of directors of Concentra Group Holdings Parent, LLC; however, the Board of Directors believes these are not material relationships with the Company and will not affect the ability of Mr. Cressey, Dr. Frist, Mr. Carson and Mr. Scully to be independent from management. The Board of Directors also considered Harold L. Paz's employment as an executive officer of Aetna, Inc., from which the Company receives payments in the ordinary course of business; however, the Board of Directors believes this is not a material relationship with the Company and will not affect the ability of Dr. Paz to be independent from management.

Lead Director

        In 2015, the Board determined that it was in the best interests of the Company and its stockholders to designate an independent director to serve in a lead capacity (the "Lead Director"). The independent directors of the Board of Directors recommended Russell L. Carson to serve as Lead Director, and the Board of Directors elected Mr. Carson to that position. The Lead Director's responsibilities include, but are not limited to: (i) consulting with the Chairman of the Board of Directors to include on the agenda for Board of Directors meetings any matters requested by the Lead Director; (ii) presiding at meetings of the Board of Directors in the absence of, or upon the request of, the Chairman of the Board of Directors, including presiding over all executive sessions of the independent directors; (iii) serving as liaison between the Chairman of the Board of Directors and the independent directors; (iv) approving meeting schedules to assure that there is sufficient time for discussion of all agenda items; (v) having the authority to call meetings of the independent directors; (vi) coordinating the agenda for moderating sessions of the independent directors of the Board of Directors; and (vii) being available for direct communication from significant stockholders. The role and responsibility of the Lead Director is set forth in the Company's Amended and Restated Corporate Governance Guidelines, which can be found on the Company's website at www.selectmedicalholdings.com. Please note that none of the information on the Company's website is incorporated by reference in this Proxy Statement.

Meetings of the Board of Directors and Stockholders

        It is the policy of the Board of Directors to meet at least quarterly. The Board of Directors held four meetings in fiscal year 2018. During fiscal year 2018, each of the then-current directors attended all of the meetings of the Board of Directors and all of the meetings of any committee of which they were a member. It is also the policy of the Board of Directors that the independent members of the Board of Directors meet at regularly scheduled executive sessions of the Board of Directors without management. As described above under the heading "Lead Director," the Lead Director serves as the presiding director over such executive sessions. In addition, the Company's directors are expected to attend annual meetings of stockholders, and all of the Company's directors who were serving as directors at the time of the 2018 annual meeting attended the 2018 annual meeting of stockholders.

Corporate Governance Matters

        The Board of Directors adopted corporate governance guidelines in September 2009, as amended from time to time, which can be found on the Company's website at www.selectmedicalholdings.com. Under these guidelines, directors are expected to advise the Chairman of the Board of Directors and the Chairman of the Nominating and Corporate Governance Committee prior to accepting any other public company directorship or any assignment to the audit committee or compensation committee of the board of directors of any public company of which such director is a member. Directors are also expected to report changes in their business or professional affiliations or responsibilities, including retirement, to the Chairman of the Board of Directors and the Chairman of the Nominating and Corporate Governance Committee. A director is expected to offer to resign if the Nominating and Corporate Governance Committee concludes that the director no longer meets the Company's requirements for service on the Board of Directors. There are no pre-determined limitations on the number of other boards of directors on which the Company's directors may serve; however, the Board of Directors expects individual directors to use their judgment in accepting other directorships and to allow sufficient time and attention to Company matters. There are no set term limits for directors. As an alternative to term limits, the Nominating and Corporate Governance Committee will review each director's continuation on the Board of Directors every three years.

Communications with the Board of Directors

        If you would like to communicate with all of the Company's directors, please send a letter to the following address: Select Medical Holdings Corporation, Attention: Board of Directors c/o Michael E. Tarvin, Executive Vice President, General Counsel and Secretary, 4714 Gettysburg Road, Mechanicsburg, Pennsylvania 17055. The Company's Secretary will forward such communication to each of the members of the Board of Directors.

        If you would like to communicate with the independent members of the Board of Directors, including the Lead Director, please send a letter to the following address: Select Medical Holdings Corporation, Attention: Lead Director c/o Michael E. Tarvin, Executive Vice President, General Counsel and Secretary, 4714 Gettysburg Road, Mechanicsburg, Pennsylvania 17055. The Company's Secretary will forward such communication to the independent members of the Board of Directors.

Code of Conduct and Code of Ethics

        The Company is committed to ethical business practices. In 1998, Select Medical Corporation, the Company's wholly owned subsidiary ("Select"), voluntarily adopted a Code of Conduct. The Code of Conduct is reviewed and amended as necessary and is the basis for the Company's compliance program. The Code of Conduct provides guidelines for principles and regulatory rules that are applicable to the Company's patient care and business activities. These guidelines are implemented by a compliance officer, a compliance committee, and employee education and training. The Company has also established a reporting system, auditing and monitoring programs, and a disciplinary system as a means for enforcing the Code of Conduct's policies. This Code of Conduct applies to all of the Company's employees and directors. In September 2009, the Company adopted a Code of Ethics for Senior Financial Officers, which includes the code of ethics for the Company's principal executive officer, principal financial officer and principal accounting officer within the meaning of the SEC regulations adopted under the Sarbanes-Oxley Act of 2002. The Code of Conduct and Code of Ethics for Senior Financial Officers can be found on the Company's website at www.selectmedicalholdings.com. Any amendments to the Code of Conduct or Code of Ethics for Senior Financial Officers or waivers from the provisions of the Code of Conduct or the Code of Ethics for Senior Financial Officers for the Company's principal executive officer, principal financial officer and principal accounting officer will be disclosed on the Company's website promptly following the date of such amendment or waiver.

Board Leadership

        The Board of Directors does not have a formal policy on whether the roles of Chief Executive Officer and Chairman of the Board of Directors should be separate. However, since its inception, the Company has had separate individuals serve in those positions. The Company's Board of Directors is led by Robert A. Ortenzio as Executive Chairman and David S. Chernow as Chief Executive Officer. The Board of Directors has carefully considered its leadership structure and believes at this time that the Company and its stockholders are best served by having the positions of Executive Chairman and Chief Executive Officer filled by different individuals. This allows the Chief Executive Officer to, among other things, focus on the Company's day-to-day business, while allowing the Executive Chairman to lead the Board of Directors in its fundamental role of providing advice and oversight of management. Further, the Board of Directors believes that having the Executive Chairman serve dual roles as chairman of the Board of Directors and as an executive officer of the Company promotes information flow between management and the Board of Directors, effective decision making and an alignment of corporate strategy. Moreover, the Board of Directors believes that its other structural features, including eight independent directors and eight non-management directors on a board consisting of ten directors, an independent director serving as Lead Director, regular meetings of independent directors in executive session and key committees consisting wholly of independent directors, provide for substantial independent oversight of the Company's management. However, the Board of Directors recognizes that depending on future circumstances, other leadership models may become more appropriate. Accordingly, the Board of Directors will continue to periodically review its leadership structure.

Risk Oversight

        The Company faces a number of risks, including regulatory risk, credit risk, liquidity risk, reputational risk and risk from adverse fluctuations in interest rates. Management is responsible for the day-to-day management of risks faced by the Company, while the Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors seeks to ensure that the risk management processes designed and implemented by management are adequate. The Board of Directors periodically consults with management regarding the Company's risks.

        While the Board of Directors is ultimately responsible for risk oversight, the Company's four board committees assist the Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. The Audit and Compliance Committee assists the Board of Directors in overseeing risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and periodically reviews with management, internal auditors and independent auditors the adequacy and effectiveness of the Company's policies for assessing and managing risk. The Compensation Committee assists the Board of Directors in oversight and management of risks related to the Company's compensation policies and programs. The Nominating and Corporate Governance Committee assists the Board of Directors in oversight and management of risk associated with board organization, membership and structure, succession planning for our directors and officers and corporate governance. The Quality of Care and Patient Safety Committee assists the Board of Directors in the oversight and management of risk associated with the Company's policies and procedures relating to the delivery of quality medical care to patients.

Committees of the Board of Directors

        The Board of Directors currently has four standing committees. Charters for each of these committees can be found on the Company's website at www.selectmedicalholdings.com.

        Audit and Compliance Committee—The Audit and Compliance Committee is governed by a written charter adopted in February 2010. The primary responsibility of the Audit and Compliance Committee is to oversee the Company's financial reporting process and compliance program on behalf of the Board of Directors and to regularly report the results of its activities to the Board of Directors. The Audit and Compliance Committee assists the Board of Directors in the oversight of (i) the integrity of the Company's financial statements and financial reporting process; (ii) the systems of internal accounting and financial controls; (iii) the performance of the Company's internal audit function and independent auditors; (iv) the independent auditor's qualifications and independence; (v) the annual independent audit of the Company's financial statements; (vi) the selection and performance of the Company's compliance officer; (vii) the effectiveness of the structure and operations of the Company's compliance program; (viii) the Company's compliance with each of the Company's Code of Conduct and the Code of Ethics for Senior Financial Officers and other legal compliance and ethics programs established by management and the Board of Directors; and (ix) the Company's compliance with applicable legal and regulatory requirements. In so doing, the Audit and Compliance Committee is responsible for maintaining free and open communication among its members, the independent registered public accounting firm, the internal auditors and the Company's management. A detailed list of the Audit and Compliance Committee's functions is included in its charter. The Audit and Compliance Committee charter is annually reviewed and ratified by the Audit and Compliance Committee and the Board of Directors.

        The current members of the Audit and Compliance Committee are Messrs. Ely, Frist, Swergold and Ms. Tavenner. Mr. Ely currently serves as the chairman of the Audit and Compliance Committee. The composition of the Audit and Compliance Committee satisfies the independence and financial literacy requirements of the NYSE and the SEC. The financial literacy standards require that each member of the Audit and Compliance Committee be able to read and understand fundamental financial statements. In addition, at least one member of the Audit and Compliance Committee must qualify as an "audit committee financial expert," as defined by the rules and regulations of the SEC, and have financial sophistication in accordance with the rules of the NYSE. The Board of Directors has determined that each of the Audit and Compliance Committee members qualifies as an "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K. Also, each member of the Audit and Compliance Committee is independent, as independence for audit committee members is defined in the applicable NYSE listing standards. The Audit and Compliance Committee held six meetings during fiscal year 2018.

        Compensation Committee—The Compensation Committee is governed by a written charter adopted in May 2013, as amended and restated in February 2018. The Compensation Committee has overall responsibility for evaluating and approving the Company's executive officer and director compensation plans, policies and programs, as well as all equity-based compensation plans and policies. The Compensation Committee is also responsible for preparing the Compensation Discussion and Analysis report for inclusion in the Company's annual proxy statement filed with the SEC. The Compensation Committee charter is annually reviewed and ratified by the Compensation Committee and the Board of Directors.

        The current members of the Compensation Committee are Messrs. Cressey, Scully and Swergold, each of whom the Board of Directors has determined in its business judgment are independent as defined in the applicable NYSE listing standards. Mr. Cressey currently serves as the chairman of the Compensation Committee. The Compensation Committee held six meetings during fiscal year 2018.

        Nominating and Corporate Governance Committee—The Nominating and Corporate Governance Committee is governed by a written charter adopted in February 2010. The Nominating and Corporate Governance Committee is appointed to (i) identify individuals qualified to serve on the Board of Directors and board committees; (ii) recommend to the Board of Directors nominees for election to the Board of Directors at annual meetings of stockholders; (iii) recommend to the Board of Directors nominees to serve on each of the board committees; (iv) lead the Board of Directors in its annual review of the performance of the Board of Directors and management; (v) monitor the Company's corporate governance structure; and (vi) develop and recommend to the Board of Directors any proposed changes to the Company's corporate governance guidelines. The Nominating and Corporate Governance Committee identifies individuals, including those recommended by stockholders, believed to be qualified as candidates for Board of Directors membership. The Nominating and Corporate Governance Committee has the authority to retain search firms to assist it in identifying candidates to serve as directors. Marilyn B. Tavenner was identified and recommended as a potential director nominee to the Nominating and Corporate Governance Committee by an executive officer of the Company. Upon the recommendation of the Nominating and Corporate Governance Committee and after taking into account the background, qualifications and other factors discussed below, the Board of Directors increased the size of the Board of Directors from nine directors to ten directors and voted in November 2018 to elect Ms. Tavenner as a director of the Company. In addition to any other qualifications the Nominating and Corporate Governance Committee may in its discretion deem appropriate, all director candidates, at a minimum, should possess the highest personal and professional ethics, integrity and values and be committed to representing the best interests of the stockholders. In identifying candidates, the Nominating and Corporate Governance Committee will also take into account other factors it considers appropriate, which include ensuring a majority of directors satisfy the independence requirements of the NYSE, the SEC or other appropriate governing body and that the Board of Directors as a whole is comprised of directors who have the appropriate experience, expertise and perspective that will enhance the quality of the Board of Directors' deliberations and decisions. While the Nominating and Corporate Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Nominating and Corporate Governance Committee and the Board of Directors believe it is essential that the Board of Directors is able to draw on a wide variety of backgrounds and professional experiences among its members. The Nominating and Corporate Governance Committee desires to maintain the Board of Directors' diversity through the consideration of factors such as education, skills, relevant professional experience, gender, and racial and ethnic background. The Nominating and Corporate Governance Committee does not intend to nominate representational directors, but instead considers the entirety of each candidate's credentials in the context of these standards and the characteristics of the Board of Directors in its entirety. The Nominating and Corporate Governance Committee will conduct appropriate inquiries with respect to the backgrounds and qualifications of all director candidates. Once the Nominating and Corporate Governance Committee has completed its review of a candidate's qualifications and conducted the appropriate inquiries, the Nominating and Corporate Governance Committee will make a determination whether to recommend the candidate for approval by the Board of Directors. If the Nominating and Corporate Governance Committee decides to recommend the director candidate for nomination by the Board of Directors and such recommendation is accepted by the Board of Directors, the form of proxy solicited by the Company will include the name of the director candidate. The Nominating and Corporate Governance Committee charter is annually reviewed and ratified by the Nominating and Corporate Governance Committee and the Board of Directors.

        The Nominating and Corporate Governance Committee considers stockholder nominees for directors in the same manner as nominees for director from other sources. Stockholder suggestions for nominees for director should be submitted to the Secretary or Assistant Secretary no later than the date by which stockholder proposals for action must be submitted and should include the following information: (i) the name and address of the stockholder making the recommendations, (ii) a representation that the stockholder is a holder of record, which should include the number of shares presently held and how long the shares have been held, (iii) a description of any and all arrangements or understandings between the stockholder making the recommendation and the director candidate, and (iv) all information regarding the director candidate that is required to be included in a proxy solicitation for the election of directors.

        The current members of the Nominating and Corporate Governance Committee are Messrs. Ely and Carson, each of whom the Board of Directors has determined in its business judgment are independent as defined in the applicable NYSE listing standards. Mr. Ely currently serves as the chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee held three meetings during fiscal year 2018.

        Quality of Care and Patient Safety Committee—The Quality of Care and Patient Safety Committee is governed by a written charter adopted in May 2012. The Quality of Care and Patient Safety Committee is appointed to assist the Board of Directors in fulfilling its oversight responsibilities relating to the review of the Company's policies and procedures relating to the delivery of quality medical care to patients. The Quality of Care and Patient Safety Committee maintains communication between the Board of Directors and the senior officers with management responsibility for medical care and reviews matters concerning or relating to the quality of medical care delivered to patients, efforts to advance the quality of medical care provided and patient safety. The Quality of Care and Patient Safety Committee charter is annually reviewed and ratified by the Quality of Care and Patient Safety Committee and the Board of Directors.

        The current members of the Quality of Care and Patient Safety Committee are Dr. Frist, Dr. Paz and Ms. Tavenner. Dr. Frist currently serves as the chairman of the Quality of Care and Patient Safety Committee. The Quality of Care and Patient Safety Committee held four meetings during fiscal year 2018.

 COMPENSATION COMMITTEE REPORT

        The Compensation Committee of the Board of Directors is composed entirely of independent directors, and currently consists of Messrs. Cressey, Scully and Swergold. Mr. Cressey currently serves as the chairman of the Compensation Committee. The Board of Directors has determined that Messrs. Cressey, Scully and Swergold are each independent under the NYSE listing standards currently in effect. The Compensation Committee administers the Company's executive and director compensation programs. The role of the Compensation Committee is to oversee the Company's compensation and benefit plans and policies, to administer the Company's equity plans (including reviewing and approving equity grants to officers and directors) and to review and approve annually all compensation decisions relating to directors and elected officers, including those for the Company's Chief Executive Officer and the other executive officers named in the Summary Compensation Table (collectively, the "named executive officers" or the "NEOs"). The Compensation Committee works with management to develop relationships between pay levels, financial performance and returns to stockholders in order to align the Company's compensation structure with the Company's organizational objectives. The charter of the Compensation Committee authorizes the Compensation Committee to confer with management to the extent it deems necessary or appropriate to fulfill its responsibilities.

        The Compensation Committee discharges the responsibilities of the Board of Directors relating to the compensation of the Company's executive officers and directors, including the NEOs. The Compensation Committee has overall responsibility for evaluating and approving executive officer and director compensation plans and policies. The specific responsibilities and functions of the Compensation Committee are delineated in the charter of the Compensation Committee.

Compensation Consultant

        The Compensation Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Compensation Committee. The Compensation Committee did not engage a compensation consultant during the 2018, 2017 or 2016 fiscal years.

Role of Executive Officers

        At the request of the Compensation Committee, in 2018, Robert A. Ortenzio, the Company's Executive Chairman and Co-Founder, and David Chernow, the Company's President and Chief Executive Officer, participated in Compensation Committee meetings and recommended levels of compensation for the other NEOs. Additionally, the Company's Chief Financial Officer and Chief Accounting Officer participate in Compensation Committee meetings from time to time to discuss performance targets and results with the Compensation Committee. However, the Compensation Committee makes the final determination regarding the compensation of the NEOs. Other than the executive officers noted above, no other executive officers participate in determining or recommending the amount or form of executive compensation.

Compensation Committee Interlocks and Insider Participation

        No current member of the Compensation Committee is or has been at any time one of the Company's officers or employees. None of the Company's executive officers currently serves, or has served during the last completed fiscal year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with management, and based on the Compensation Committee's review and discussion with management, the Compensation Committee recommended to the Company's Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement.

        Members of the Compensation Committee:

                      Bryan C. Cressey, Chair
                      Thomas A. Scully
                      Leopold Swergold

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

Objectives of the Company's Executive Compensation Policy

        Introduction.    This Compensation Discussion and Analysis ("CD&A") provides an overview of the Company's executive compensation program, together with a description of the material factors underlying the decisions which resulted in the compensation provided for 2018 to the Company's Executive Chairman and Co-Founder, Vice Chairman and Co-Founder, President and Chief Executive Officer, Executive Vice President and Chief Financial Officer and Executive Vice President, General Counsel and Secretary, as presented in the tables which follow this CD&A. This CD&A contains statements regarding certain performance targets and goals the Company has used or may use to determine appropriate compensation. These targets and goals are disclosed in the limited context of the Company's compensation program and should not be understood to be statements of management's expectations or estimates of financial results or other guidance. The Company specifically cautions investors not to apply these statements to other contexts.

        Compensation Philosophy.    The Company's compensation philosophy for NEOs is designed with the primary goals of rewarding the contributions of NEOs to the Company's financial performance and providing overall compensation sufficient to attract and retain highly skilled NEOs who are properly motivated to contribute to the Company's financial performance. The Company generally seeks to achieve its goals with respect to the NEOs' compensation by implementing and maintaining incentive plans for such executive officers that tie a substantial portion of each NEO's overall compensation to pre-determined financial goals relating to the Company's return on equity and earnings per share. The Compensation Committee also grants the NEOs restricted stock awards from time to time which, subject to limited exceptions, require the NEO's continued employment for a minimum of three years prior to vesting.

        Committee Process.    The Compensation Committee meets as often as necessary to perform its duties and responsibilities. During 2018, the Compensation Committee met six times. The Compensation Committee's meeting agenda is normally established by the Company's Executive Chairman and Co-Founder in consultation with the chairman and members of the Compensation Committee. Members of the Compensation Committee receive the agenda and related materials in advance of each meeting. Depending on the meeting's agenda, such materials may include financial reports regarding the Company's performance, reports on achievement of individual and Company objectives and information regarding the Company's compensation programs.

        The Compensation Committee periodically reviews overall compensation levels to ensure that performance-based compensation represents a sufficient portion of total compensation to promote and reward executive officers' contributions to the Company's performance. All members of the Compensation Committee have extensive experience in the healthcare industry, including a focus on structuring appropriate executive compensation for healthcare companies. In setting the compensation for the NEOs, the Compensation Committee members draw on their collective experience in the healthcare industry and knowledge of investors' goals and do not engage in benchmarking. For the 2018 fiscal year, the Compensation Committee believed that its historical approach to executive compensation decisions was appropriate and therefore did not engage a compensation consultant.

        Role of Executive Officers.    At the request of the Compensation Committee, in 2018, Robert A. Ortenzio, the Company's Executive Chairman and Co-Founder, and David Chernow, the Company's President and Chief Executive Officer, participated in Compensation Committee meetings and recommended levels of compensation for the other NEOs. Additionally, the Company's Chief Financial Officer and Chief Accounting Officer participated in Compensation Committee meetings in 2018 to discuss performance targets and results with the Compensation Committee. However, the Compensation Committee makes the final determination regarding the compensation of the NEOs. Other than the executive officers noted above, no other executive officers participate in determining or recommending the amount or form of executive compensation.

Risk Assessment

        The Compensation Committee meets periodically each fiscal year to review the Company's executive compensation policies and programs to ensure that they are appropriate. The Compensation Committee also determines each year whether incentive compensation will be awarded to the Company's non-executive employees. After considering the various forms of compensation paid to the Company's employees, the Compensation Committee has concluded that the Company's compensation policies and programs are not reasonably likely to have a material adverse effect on the Company. This conclusion is based on the following factors:

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  A majority of the Company's employees do not receive any performance-based compensation;

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  A significant portion of the compensation paid to the Company's employees who are eligible to receive performance-based compensation consists of base salary, which is not dependent upon the Company's performance;

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  The Company's bonus program for executive officers includes safeguards that reduce the incentive to engage in risky behavior. For example, the Company's Amended and Restated Executive Bonus Plan limits the amount of bonus compensation that participants may receive (regardless of how well the Company performs) and provides the Compensation Committee with the discretion to reduce the bonus awards otherwise payable to participants thereunder. In addition, the Company has adopted a compensation recoupment policy that allows the Company to recoup, and requires any participant in any incentive-based compensation plan of the Company to repay, all or any portion of any award paid to the employee that may be required to be recouped under federal or state laws, Company policies or listing requirements of any applicable securities exchange; and

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  The Company's executive officers currently own, and historically have owned, a significant percentage of the outstanding common stock of the Company. Additionally, each NEO is required to own a multiple of such NEO's base salary, as described below under the heading "Stock Ownership Guidelines." Such ownership interest reduces the incentive for the Company's executive officers to engage in actions designed to achieve only short-term results.

Consideration of Stockholder Advisory Vote on Executive Compensation

        In determining and approving the compensation of our NEOs, the Compensation Committee monitors the results of the Company's annual advisory vote on executive compensation. The Company's stockholders approved our executive compensation program at our last annual meeting (122,714,386 votes for approval, 2,301,208 votes against, 74,073 abstentions and 4,282,973 broker non-votes). Although this vote is non-binding, the Compensation Committee viewed this endorsement of our executive compensation decisions and policies as an additional factor supporting the Compensation Committee's conclusion that our existing approach to executive compensation has been successful for the Company.

        At our 2017 annual meeting, the Company's stockholders also voted that the advisory vote on executive compensation should be held once every year, consistent with past practice. Consistent with that vote, the Board of Directors resolved to hold an advisory vote on executive compensation once every year in connection with the Company's annual meeting of stockholders.

Stock Ownership Guidelines

        In 2015, the Board of Directors approved a policy, by which the Company requires its NEOs to own a number of shares of the Company's common stock having a value equal to a multiple of their base salary as follows:

Multiple of Base Salary
Executive Chairman	3.0x
Vice Chairman	3.0x
Chief Executive Officer	3.0x
All Other Named Executive Officers	1.5x

        These guidelines represent minimum guidelines; ownership of the Company's stock beyond these levels is encouraged. The required share ownership is re-calculated annually on December 31. Any newly appointed NEO will have three years from the date of appointment to his or her position to comply with these guidelines. Any NEO for whom the guidelines change, whether due to a change in position or otherwise, will have three years from the date of such change to comply with the new guidelines for such NEO.

        In determining satisfaction of the required ownership guidelines, the calculation includes stock held directly by the executive officer or owned either jointly with, or separately by, his or her immediate family members residing in the same household, shares held in trust for the benefit of the executive officer or his or her immediate family members and all restricted stock with time-based vesting, whether vested or unvested. Stock ownership does not include stock options, stock appreciation rights or the non-vested portion of any performance-based restricted stock.

        These guidelines may be waived at any time at the discretion of the Company's Nominating and Corporate Governance Committee if compliance would create severe hardship or prevent an executive from complying with a court order. It is expected that these instances will be rare.

        As of December 31, 2018, all of the NEOs satisfied the stock ownership guidelines applicable to them.

        The Company believes that these guidelines ensure that NEOs hold a sufficient amount of the Company's common stock to further strengthen the long-term link between the results achieved for the Company's stockholders and the compensation provided to the NEOs. Further details of the Company's stock ownership requirements are set forth in the Company's Stock Ownership Guidelines, which can be found on the Company's website at www.selectmedicalholdings.com.

        Regardless of whether the applicable minimum ownership requirement has been met, each executive officer is prohibited from selling, assigning or otherwise transferring any shares received upon the exercise of any stock option or vesting of a time-based or performance-based restricted stock award for a one-year period beginning on the date the underlying stock option is exercised or the time-based or performance-based restricted stock award vests, in each case net of those shares required to pay the exercise price and any taxes due upon exercise or vesting.

Anti-Hedging Policy

        In 2015, the Board of Directors adopted a policy to prohibit all employees and directors of the Company from purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of the Company's securities, including, but not limited to, any prepaid forward contracts, options, puts, calls, equity swaps, collars, other derivative instruments or any other similar type of financial transaction entered into for such purpose. Further details of the Company's anti-hedging policy, as well as other policies that govern participation by the Company's employees and directors in securities transactions, are set forth in the Company's Amended and Restated Trading Policy, which can be found on the Company's website at www.selectmedicalholdings.com.

Compensation Recoupment Policy

        In 2015, the Board of Directors, in order to further align management's interests with the interests of stockholders and to support good governance practices, adopted a compensation recoupment policy that allows the Company to recoup, and requires any participant in any incentive-based compensation plan of the Company to repay, all or any portion of any award paid to the employee that may be required to be recouped under federal or state laws, Company policies or listing requirements of any applicable securities exchange. In addition, the policy provides that, in the event of a material restatement of the Company's financial results, the Board of Directors may review the circumstances that caused the restatement and consider issues of accountability for those who bore responsibility for the events leading to such restatement, including whether anyone responsible for such events engaged in misconduct. Depending on the outcome of that review, appropriate action at the discretion of the Board of Directors could include actions such as termination, reducing compensation for the year the restatement was made, seeking repayment of any bonus received for the period restated or any gains realized as a result of exercising an option awarded for the period restated or canceling any equity compensation awarded for the period restated. Further details of the Company's compensation recoupment policy are set forth in the Company's Amended and Restated

Corporate Governance Guidelines, which can be found on the Company's website at www.selectmedicalholdings.com.

        The Board of Directors approved amendments to the Company's equity incentive plans, form restricted stock award agreement and executive bonus plan to further clarify that award recipients are subject to compensation recoupment in accordance with the compensation recoupment policy described above.

Prohibition of Out of the Money Stock Option or Stock Appreciation Right Buy-Outs

        In 2015, the Board of Directors approved amendments to the Company's equity incentive plans to clarify the Company's existing policy that prohibited the purchase of out of the money stock options or stock appreciation rights for cash or the cancelling of out of the money stock options or stock appreciation rights in exchange for new awards or the lowering of the exercise price of out of the money stock options or stock appreciation rights without the prior approval of the Company's stockholders.

Elements of Compensation

        Executive compensation for any Company fiscal year generally consists of a combination of the following elements, each of which is discussed in further detail in the sections that follow:

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  Base Salary;

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  Annual Performance-Based Bonuses;

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  Equity Compensation;

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  Perquisites and Personal Benefits; and

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  General Benefits.

        In addition to the compensation components listed above, each of the NEOs is party to either an employment agreement or a change in control agreement with Select that provides for post-employment severance payments and benefits in the event of employment termination under certain circumstances.

        In determining the different elements of compensation to provide to the NEOs in any given year, the Compensation Committee does not adhere to a specific allocation between short-term and long-term compensation, or between cash and non-cash compensation. Instead, the Compensation Committee determines the elements of NEO compensation for any given year in a manner designed to further its goals of rewarding strong financial performance, providing overall compensation opportunities that are sufficient to attract and retain highly skilled NEOs and ensuring that our NEOs' interests are aligned with those of our stockholders. This may result in the NEOs receiving all cash compensation in some years (through base salary and annual performance-based bonuses) and a combination of cash and equity compensation in other years (through base salary, annual performance-based bonuses and long-term equity awards).

Base Salary

        Base salaries are provided to the NEOs to compensate them for services rendered during the year. Consistent with the Company's philosophy of placing increasing emphasis on performance-based compensation, the Compensation Committee sets the base salaries for the NEOs at levels which it believes are competitive for the healthcare industry when combined with the Company's incentive programs. The Compensation Committee periodically reviews base salaries for the NEOs. There was no change in the annual base salaries for Messrs. Jackson, Robert A. Ortenzio and Rocco A. Ortenzio from fiscal year 2017 to 2018. Mr. Chernow's annual base salary increased from $983,904 to $995,000, effective April 1, 2017, and Mr. Tarvin's annual base salary increased from $500,000 to $520,000, effective January 1, 2018. Mr. Chernow received this base salary increase to reflect his strong performance and to bring his annual base salary more in line with that of our Executive Chairman and Vice-Chairman. Mr. Tarvin received this base salary increase to reflect his strong performance and to align his annual base salary with what the Compensation Committee believed to be market for executive officers with similar skills and experience.

2018 Named Executive Officer Annual Performance-Based Bonuses

        Annual bonuses are included as part of the executive compensation program because the Compensation Committee believes that a significant portion of each NEO's compensation should be contingent on the Company's financial performance. Accordingly, the Company has historically maintained a bonus plan under which NEOs are eligible to receive annual bonuses based upon the achievement of specific pre-determined performance measures.

        For the 2018 fiscal year, each of the NEOs participated in the Select Medical Holdings Corporation Amended and Restated Executive Bonus Plan (the "Amended and Restated Executive Bonus Plan"), which was last approved by the Company's stockholders at the 2013 Annual Meeting. Historically, the Amended and Restated Executive Bonus Plan was implemented to provide the Compensation Committee with the discretion to grant bonus compensation to the Company's NEOs that can qualify as "performance-based compensation" and thereby be exempt from the $1 million cap on deductibility under Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended (the "Code"). Under the tax reform legislation enacted on December 22, 2017 (the "Tax Reform Law"), which eliminated this performance-based compensation exemption, bonuses paid under the Amended and Restated Executive Bonus Plan will be subject to the cap on deductibility described above unless they qualify for transition relief for certain pre-existing compensation arrangements. However, even if all or a portion of the bonuses for the 2018 fiscal year under the Amended and Restated Executive Bonus Plan qualify for such transition relief, the Compensation Committee retains the sole discretion to administer its annual bonus program in a manner that is not consistent with such transition relief and therefore does not allow bonuses to so qualify if it determines that doing so is appropriate. The Compensation Committee also retains discretion to grant bonus compensation to the NEOs and other employees of the Company outside of the Amended and Restated Executive Bonus Plan.

        Under the terms of the Amended and Restated Executive Bonus Plan, eligible employees, including the NEOs, may earn bonus compensation based on the achievement of pre-determined performance goals, such as earnings per share, return on equity, return on assets, sales, stock price and operating income. In connection with establishing the performance goals for each performance period, the Compensation Committee will determine the amount of bonus compensation that may be paid to participants upon the achievement of the relevant performance goals. In addition, the Compensation Committee may decrease each participant's bonus award under the Amended and Restated Executive Bonus Plan in its sole discretion. In the event that a participant earns a bonus under the Amended and Restated Executive Bonus Plan, such bonus will be paid either in cash or in shares of restricted stock under the Company's equity compensation plans. The Compensation Committee may consider amending or terminating the Amended and Restated Executive Bonus Plan in the future in light of the effects of the Tax Reform Law on the deductibility of bonus compensation.

        Consistent with prior years, NEO bonuses for the 2018 fiscal year were based on the Company's achievement of specified levels of earnings per share and return on equity. The Compensation Committee selected adjusted earnings per share and adjusted return on equity as the performance measures for 2018 bonuses because the Compensation Committee believes that each of these metrics is directly related to the creation of stockholder value. For 2018, the Compensation Committee established target and maximum adjusted earnings per share levels of $1.0280 and $1.1308, respectively, and established target and maximum adjusted return on equity levels of 15.80% and 16.59%, respectively.

        In March 2018, the Compensation Committee established a performance matrix to calculate NEO bonuses for the 2018 fiscal year. The 2018 performance matrix used to calculate 2018 NEO bonuses is set forth below:

	Adjusted Return on Equity
Adjusted Earnings Per Share	15.48%	15.64%	15.80%	15.96%	16.12%	16.27%	16.43%	16.59%
$0.9972	50%	60%	70%	80%	90%	100%	110%	120%
$1.0074	60%	70%	80%	90%	100%	110%	120%	130%
$1.0177	70%	80%	90%	100%	110%	120%	130%	140%
$1.0280	80%	90%	100%	110%	120%	130%	140%	150%
$1.0383	90%	100%	110%	120%	130%	140%	150%	160%
$1.0486	100%	110%	120%	130%	140%	150%	160%	170%
$1.0588	110%	120%	130%	140%	150%	160%	170%	180%
$1.0691	120%	130%	140%	150%	160%	170%	180%	190%
$1.0794	130%	140%	150%	160%	170%	180%	190%	200%
$1.0897	140%	150%	160%	170%	180%	190%	200%	210%
$1.1000	150%	160%	170%	180%	190%	200%	210%	220%
$1.1102	160%	170%	180%	190%	200%	210%	220%	230%
$1.1205	170%	180%	190%	200%	210%	220%	230%	240%
$1.1308	180%	190%	200%	210%	220%	230%	240%	250%

        Pursuant to this performance matrix, if both threshold adjusted earnings per share ($0.9972) and threshold adjusted return on equity (15.48%) were not achieved, then no NEO would receive a bonus for the 2018 fiscal year. If, however, the threshold level of performance was achieved for both adjusted earnings per share and adjusted return on equity, then the NEOs would receive a bonus equal to the percentage of their target bonus that corresponds with the Company's actual adjusted earnings per share and adjusted return on equity, as set forth on the performance matrix. For example, if adjusted earnings per share was $1.0486 and adjusted return on equity was 15.80%, then each NEO would receive a bonus equal to 120% of his target bonus.

        For 2018, the target and maximum bonus opportunities for each of the NEOs is set forth in the table below (expressed as a percentage of the NEOs' rate of base salary in effect on December 31, 2018).

Named Executive Officer	Target Bonus	Maximum Bonus
David S. Chernow	100%	250.0%
Robert A. Ortenzio	100%	250.0%
Rocco A. Ortenzio	80%	200.0%
Martin F. Jackson	80%	200.0%
Michael E. Tarvin	80%	200.0%

        In determining the level of the Company's performance for purposes of awarding the 2018 bonuses to the NEOs, the Compensation Committee, as required by the terms of the Amended and Restated Executive Bonus Plan, calculated the Company's return on equity and earnings per share. Accordingly, for 2018, after adjusting to exclude certain costs related to the acquisition of U.S. HealthWorks, Inc. and the losses related to early extinguishment of debt, the Company achieved adjusted earnings per share of $1.082 and the Company's adjusted return on equity was 17.98%. This resulted in 2018 bonuses equaling 200% of target for each NEO. Based on such performance, Messrs. Chernow, Robert A. Ortenzio, Rocco A. Ortenzio, Jackson and Tarvin earned bonuses of $1,990,000, $1,990,000, $1,520,000, $1,120,000 and $832,000, respectively, as set forth in the "non-equity incentive plan compensation" column of the Summary Compensation Table.

Equity Compensation

        2018 Annual Awards.    At the 2016 Annual Meeting, the Company's stockholders approved the Select Medical Holdings Corporation 2016 Equity Incentive Plan (as amended from time to time, the "2016 Equity Plan"), which the Company currently maintains. The 2016 Equity Plan was established to provide certain employees, consultants and directors of the Company and its subsidiaries (including the NEOs) with incentives to help align those individuals' interests with the interests of the Company's stockholders. Awards under the 2016 Equity Plan may be in the form of restricted stock, restricted stock units, non-qualified stock options, incentive stock options, stock appreciation rights, performance stock, performance stock units and other stock-based rights. In January 2019, the 2016 Equity Plan was amended to limit the rate of vesting of options and stock appreciation rights granted pursuant to the 2016 Equity Plan to be no greater than 25% per year, with the first vesting date being no earlier than one year after the grant date (subject to certain accelerated vesting permitted under the 2016 Equity Plan in connection with a change in control of the Company).

        The Company previously maintained the Select Medical Holdings Corporation 2011 Equity Incentive Plan ("2011 Equity Plan"). Following the approval of the 2016 Equity Plan, the Company terminated the 2011 Equity Plan with respect to the grant of new awards.

        On July 31, 2018, the Compensation Committee awarded each NEO restricted shares of common stock under the 2016 Equity Plan. The number of restricted shares awarded to each NEO is set forth in the table below. Such shares will vest in full on July 31, 2021, subject to the NEO's continued employment on such date. For all NEOs except Mr. Rocco A. Ortenzio, pro-rata vesting is provided in the event that a NEO's employment is terminated prior to July 31, 2021 due to death, disability or following a change in control. Information relating to the vesting of awards granted to Mr. Rocco A. Ortenzio is contained below under the heading "Awards to Mr. Rocco A. Ortenzio."

Name of Executive	Shares of Restricted Stock Granted
David S. Chernow	250,000
Robert A. Ortenzio	250,000
Rocco A. Ortenzio	150,000
Martin F. Jackson	150,000
Michael E. Tarvin	100,000

        In making such restricted stock grants, the Compensation Committee believed that the annual long-term equity award opportunities for Messrs. Chernow, Robert A. Ortenzio, Rocco A. Ortenzio, Jackson and Tarvin were in line with the annual long-term equity award opportunities for their counterparts at comparable companies. Based on the foregoing, the Compensation Committee concluded that restricted stock awards for such NEOs were appropriate to ensure that they are adequately incentivized and that their long-term interests are properly aligned with those of our stockholders.

        Awards to Mr. Rocco A. Ortenzio.    The current terms of each of Mr. Rocco A. Ortenzio's restricted stock grants, including the grants on August 3, 2016, August 2, 2017 and July 31, 2018, provide for full vesting upon the occurrence of a change of control, in the event that his employment is terminated by the Company for any reason other than for cause or in the event of his death or disability. These terms are in consideration of Mr. Rocco A. Ortenzio's long term service to the Company as its Co-Founder.

Perquisites and Other Personal Benefits

        The Company provides NEOs with perquisites and other personal benefits that it and the Compensation Committee believe are reasonable and consistent with the Company's overall compensation program to better enable the Company to attract and retain highly skilled NEOs. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to NEOs.

        Use of Company Aircraft.    The primary perquisite and personal benefit the NEOs are currently provided is the personal use of the Company's aircraft at the Company's expense. In recognition of their contributions to the Company in 2018, Messrs. Robert A. Ortenzio and Rocco A. Ortenzio were entitled to use the

Company's aircraft for personal reasons and could be accompanied by friends and family members. Messrs. Robert A. Ortenzio and Rocco A. Ortenzio must recognize taxable compensation for the value of the personal use of the Company's aircraft by themselves and their friends and family members. In 2018, Messrs. Chernow, Jackson and Tarvin could use the Company's aircraft in connection with a personal emergency or bereavement matter with the prior approval of Mr. Robert A. Ortenzio or Mr. Rocco A. Ortenzio. Additionally, in 2018, Mr. Chernow could use the Company's aircraft for travel between his personal residence and the Company's headquarters. Mr. Chernow may be accompanied by his family members for such travel, as well as when using the Company's aircraft for business trips. Mr. Chernow must recognize taxable compensation for the value of the personal use of the Company's aircraft by himself and, when applicable, his family members. In addition, Messrs. Robert A. Ortenzio and Rocco A. Ortenzio have discretion to determine when other executives may use the aircraft for personal trips, provided that such executives recognize taxable compensation for the value of the personal use of the Company's aircraft when so approved.

        Physical Examination.    The Company offers full reimbursement for the costs associated with an annual comprehensive physical exam for the NEOs, including travel and accommodations, so that a NEO who makes use of the Company's physical exam benefit can be evaluated and receive diagnostic and preventive medical care.

        Taxes.    As described below under the heading "Potential Payments Upon Termination or Change in Control," each NEO is entitled to a tax gross-up payment in the event that any change in control payments which they are entitled to receive constitute "excess parachute payments" within the meaning of Section 280G of the Code. The Company believes that this benefit is appropriate to ensure that, in the event of a potential change in control, the NEOs are focused on closing the change in control transaction and maximizing stockholder value. The Board of Directors has adopted a policy that prohibits the Company from including excise tax gross-up payments in connection with a change of control in future agreements that do not already contain such excise tax gross-up payments.

        Attributed costs of the perquisites and personal benefits described above for the NEOs for the fiscal year ended December 31, 2018, are included in the "Summary Compensation Table," below.

General Benefits

        The NEOs are also eligible to participate in the Company's broad-based employee benefit plans, including group health and dental plans, short term and long term disability plans, life insurance plan (at an amount equal to 100% of base salary) and the Company's 401(k) plan on the same terms and conditions as those plans are available to the Company's employees generally.

Employment Agreements

        It is the Company's general philosophy that all of the Company's employees should be "at will" employees, thereby allowing both the Company and the employee to terminate the employment relationship at any time and without restriction or financial obligation. However, in certain cases, the Company has determined that, as a retention device and a means to obtain non-compete arrangements, employment agreements and change in control agreements are appropriate.

        Mr. Chernow entered into an employment agreement with Select on September 13, 2010. Mr. Chernow's employment agreement provides for a three-year term which is automatically extended for successive one-year periods beginning on the third anniversary of the effective date of the employment agreement. Either Select or Mr. Chernow may elect to not extend the term of the employment agreement by providing advance written notice of non-renewal to the other party. Mr. Chernow's employment agreement also prohibits him from, during employment and for the two-year period thereafter, (i) participating in any business that competes with Select or any of its affiliates within a 50 mile radius of any of Select's or its affiliates' facilities or the facilities of any customer in which or to whom Mr. Chernow provided services during the twelve-month period prior to his termination, and (ii) soliciting any of Select's or its affiliates' employees, clients or customers.

        Messrs. Robert A. Ortenzio and Rocco A. Ortenzio each entered into an employment agreement with Select on March 1, 2000. Each of these employment agreements provides for a three-year term which is automatically extended for an additional year on each anniversary of the effective date of the employment agreement, thereby causing the agreements to have a three-year term as of each anniversary of the effective date. Either Select or the executive may elect to not extend the term of the employment agreement by providing advance written notice of non-renewal to the other party. These employment agreements also prohibit the executives from (i) participating in any business that competes with Select or any of its affiliates within a 25 mile radius of any of Select's or its affiliates' hospitals or outpatient rehabilitation clinics during employment and for two years thereafter, and (ii) soliciting any of Select's employees for one year after the termination of his employment.

        The employment agreements for Messrs. Robert A. Ortenzio, Rocco A. Ortenzio and Chernow also provide for certain severance benefits in the event of a termination of employment, as described below under the section titled "Potential Payments upon Termination or Change in Control."

        Messrs. Jackson and Tarvin are employees at-will, and accordingly, elements of their annual compensation are subject to review and adjustment by the Compensation Committee. However, Messrs. Jackson and Tarvin are party to change in control agreements with Select that provide for severance upon their termination of employment in connection with a change in control, as described below in the section titled "Potential Payments upon Termination or Change in Control."

        The terms of each of these agreements, including the severance benefits that may be payable under these agreements, are described below more fully in the section titled "Potential Payments upon Termination or Change in Control."

Tax and Accounting Considerations

        The Company considers tax and accounting implications in determining all elements of its compensation programs. Section 162(m) of the Code generally denies a deduction to any publicly held corporation for compensation (other than qualified performance-based compensation) exceeding $1,000,000 paid in a taxable year to the Chief Executive Officer, the Chief Financial Officer, or any one of the next three most highly compensated officers (other than the Chief Executive Officer and the Chief Financial Officer) serving in such capacity at any time during the taxable year, or any other individual who was a "covered employee" (within the meaning of Section 162(m) of the Code then in effect) for any taxble year beginning after December 31, 2016 reported in the "Summary Compensation Table" below. The Compensation Committee considers the impact of this cap on deductibility on the compensation that it intends to award, and may structure compensation such that it is not deductible if it determines that doing so is appropriate and consistent with the Company's executive compensation program. When establishing executive compensation, the Compensation Committee considers the effect of various forms of compensation on the Company's financial results. In particular, the Compensation Committee considers the potential impact, on current and future financial results, of all equity compensation that it approves.

Summary Compensation Table

        This Summary Compensation Table summarizes the total compensation earned by each NEO for each of the 2018, 2017 and 2016 fiscal years.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
David S. Chernow	2018	995,000	5,200,000	1,990,000	16,031	8,201,031
President and Chief Executive	2017	983,904	3,950,000	2,487,500	5,747	7,427,151
Officer	2016	937,568	2,218,000	2,375,000	11,623	5,542,191
Robert A. Ortenzio	2018	995,000	5,200,000	1,990,000	36,459	8,221,459
Executive Chairman and	2017	995,000	3,950,000	2,487,500	78,278	7,510,778
Co-Founder	2016	995,000	2,218,000	2,487,500	27,206	5,727,706
Rocco A. Ortenzio	2018	950,000	3,120,000	1,520,000	47,500	5,637,500
Vice Chairman and Co-Founder	2017	950,000	2,370,000	1,900,000	76,083	5,296,083
	2016	950,000	1,663,500	1,900,000	62,755	4,576,255
Martin F. Jackson	2018	700,000	3,120,000	1,120,000	8,858	4,948,858
Executive Vice President and	2017	700,000	2,370,000	1,400,000	9,008	4,479,008
Chief Financial Officer	2016	700,000	1,663,500	1,400,000	7,257	3,770,757
Michael E. Tarvin	2018	520,000	2,080,000	832,000	9,299	3,441,299
Executive Vice President, General	2017	500,000	1,580,000	1,000,000	5,155	3,085,155
Counsel and Secretary	2016	485,000	1,109,000	970,000	8,306	2,572,306

(1)
The dollar amounts reported in this column represent the grant date fair value calculated according to Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("ASC 718") of restricted stock awards granted in the applicable fiscal year. See Note 13 to the Consolidated Financial Statements included in the Annual Report for a discussion of the relevant assumptions used in calculating value pursuant to ASC 718.

(2)
The amounts reported in this column for 2018 represent the bonuses earned by each NEO in respect of the 2018 fiscal year, as described above in the section titled "2018 Named Executive Officer Annual Performance-Based Bonuses." The amounts reported in this column for 2017 represent the bonuses earned by each NEO in respect of the 2017 fiscal year, and the amounts reported in this column for 2016 represent the bonuses earned by each NEO in respect of the 2016 fiscal year. All such bonuses were paid under the Company's Amended and Restated Executive Bonus Plan.

(3)
The items reported in this column for 2018 are described in the "All Other Compensation" table below.

All Other Compensation

Named Executive Officer	Year	401(k) Matching Contributions ($)	Personal Use of Aircraft ($)	Other Compensation ($)	Executive Physical ($)	Total ($)
David S. Chernow	2018	4,125	11,906	—	—	16,031
Robert A. Ortenzio	2018	4,125	27,078	—	5,256	36,459
Rocco A. Ortenzio	2018	—	47,500	—	—	47,500
Martin F. Jackson	2018	4,125	—	—	4,733	8,858
Michael E. Tarvin	2018	4,125	—	—	5,174	9,299

Grants of Plan-Based Awards

					All Other Stock Awards: Number of Shares of Stock or Units (#)(3)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
						Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)(2)	Target ($)	Maximum ($)
David S. Chernow	—	497,500	995,000	2,487,500	—	—
	07/31/2018	—	—	—	250,000	5,200,000
Robert A. Ortenzio	—	497,500	995,000	2,487,500	—	—
	07/31/2018	—	—	—	250,000	5,200,000
Rocco A. Ortenzio	—	380,000	760,000	1,900,000	—	—
	07/31/2018	—	—	—	150,000	3,120,000
Martin F. Jackson	—	280,000	560,000	1,400,000	—	—
	07/31/2018	—	—	—	150,000	3,120,000
Michael E. Tarvin	—	208,000	416,000	1,040,000	—	—
	07/31/2018	—	—	—	100,000	2,080,000

(1)
Amounts reported in these columns represent the threshold, target and maximum bonus opportunities for the NEOs with respect to the 2018 fiscal year. The actual bonuses earned by the NEOs in respect of the 2018 fiscal year are described above in the Section titled "2018 Named Executive Officer Performance-Based Bonuses."

(2)
The amounts reported in this column represent the threshold bonus opportunity for the NEOs if both threshold adjusted earnings per share ($0.9972) and threshold adjusted return on equity (15.48%) were achieved.

(3)
The amounts reported in this column represent the restricted stock awards granted to the NEOs under the 2016 Equity Plan on July 31, 2018, as described above in the Section titled "Equity Compensation."

(4)
The amounts reported in this column represent the grant date value of the restricted stock awards granted to the NEOs under the 2016 Equity Plan on July 31, 2018, which equals the number of shares granted to the NEO, multiplied by the closing price of our common stock on the date of grant ($20.80).

Outstanding Equity Awards at Fiscal Year End

	Stock Awards(1)
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(5)
David S. Chernow	07/31/2018	250,000	(2)	3,837,500
	08/02/2017	250,000	(3)	3,837,500
	08/03/2016	200,000	(4)	3,070,000
Robert A. Ortenzio	07/31/2018	250,000	(2)	3,837,500
	08/02/2017	250,000	(3)	3,837,500
	08/03/2016	200,000	(4)	3,070,000
Rocco A. Ortenzio	07/31/2018	150,000	(2)	2,302,500
	08/02/2017	150,000	(3)	2,302,500
	08/03/2016	150,000	(4)	2,302,500
Martin F. Jackson	07/31/2018	150,000	(2)	2,302,500
	08/02/2017	150,000	(3)	2,302,500
	08/03/2016	150,000	(4)	2,302,500
Michael E. Tarvin	07/31/2018	100,000	(2)	1,535,000
	08/02/2017	100,000	(3)	1,535,000
	08/03/2016	100,000	(4)	1,535,000

(1)
The July 31, 2018, August 2, 2017 and August 3, 2016 stock awards were granted to Messrs. Chernow, Robert A. Ortenzio, Rocco A. Ortenzio, Jackson and Tarvin under the 2016 Equity Plan.

(2)
Subject to the respective executive officer's continued employment on the vesting date, these shares of restricted stock will vest on July 31, 2021. In addition, these shares of restricted stock are subject to accelerated vesting in certain events, as described below in the section titled "Potential Payments upon Termination or Change in Control."

(3)
Subject to the respective executive officer's continued employment on the vesting date, these shares of restricted stock will vest on August 2, 2020. In addition, these shares of restricted stock are subject to accelerated vesting in certain events, as described below in the section titled "Potential Payments upon Termination or Change in Control."

(4)
Subject to the respective executive officer's continued employment on the vesting date, these shares of restricted stock will vest on August 3, 2019. In addition, these shares of restricted stock are subject to accelerated vesting in certain events, as described below in the section titled "Potential Payments upon Termination or Change in Control."

(5)
Represents the value of unvested shares of restricted stock as of December 31, 2018, based on the closing market price of our common stock on December 31, 2018 ($15.35 per share).

Option Exercises and Stock Vested

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
David S. Chernow	200,000	4,030,000
Robert A. Ortenzio	200,000	4,030,000
Rocco A. Ortenzio	150,000	3,022,500
Martin F. Jackson	150,000	3,022,500
Michael E. Tarvin	100,000	2,015,000

(1)
This column represents, with respect to each NEO, the number of shares of restricted stock granted to him on August 5, 2015, which vested in full on August 5, 2018.

(2)
This column represents the product of (x) the number of vested shares, multiplied by (y) the closing market price of our common stock on August 3, 2018 ($20.15), the business day immediately preceding the vesting date.

Potential Payments upon Termination or Change in Control

        Each of our NEOs may be entitled to certain payments upon termination of employment or a change in control, as described below.

Termination of Employment Not in Connection with a Change in Control

        Pursuant to the employment agreements between Select and Messrs. Robert A. Ortenzio and Rocco A. Ortenzio, upon a termination of employment by Select without cause (other than due to death or disability) or by the executive officer for good reason, and except with respect to certain terminations in connection with a change in control (as described below), each such NEO is entitled to receive (i) immediate vesting of any unvested stock options outstanding prior to such termination of employment, (ii) a pro-rated bonus for the year of termination (based on actual performance if performance goals have been established for such year) and (iii) an amount equal to the base salary he would have received over the remainder of the employment term had no such termination occurred, with such amount to be paid in installments for the remainder of the term of the executive's employment agreement, beginning on the six-month anniversary of such termination of employment. As a condition to receiving such payments, each such executive must execute a release of claims.

        Pursuant to the employment agreement between Select and Mr. Chernow, upon his termination by Select without cause (other than by reason of death or disability or in connection with a change in control), Mr. Chernow is entitled to receive twelve months of continued base salary, with such payments to begin on the Company's first payroll date of the seventh month following the date of such termination (provided that such first payment will include an amount equal to Mr. Chernow's base salary for the period from the date of such termination to the first regular payroll date of the seventh month following such termination). As a condition to receiving such payments, Mr. Chernow must execute a release of claims.

        The employment agreements also entitle Messrs. Robert A. Ortenzio and Rocco A. Ortenzio to receive salary continuation through insurance in the event of a termination of employment by reason of disability. Such salary continuation is at the rate of 100% of base salary for Mr. Rocco A. Ortenzio and 50% of base salary for Mr. Robert A. Ortenzio. In addition, such salary continuation is payable for a period of up to ten years, subject to earlier termination if the executive becomes physically able to resume employment in an occupation consistent with his education, training and experience.

        Pursuant to the restricted stock awards granted to Messrs. Chernow, Robert A. Ortenzio, Jackson and Tarvin on each of July 31, 2018, August 2, 2017 and August 3, 2016, a pro-rata portion of the awards will vest in the event of a termination of employment prior to the vesting date of the award as a result of death or disability. Each of the restricted stock awards granted to Mr. Rocco A. Ortenzio will become fully vested in the event that his employment is terminated due to death or disability or by the Company without cause.

        For purposes of the employment agreements, "cause" is generally defined as (i) the willful and continued failure of the executive to substantially perform his duties, (ii) the engaging by the executive in willful or reckless misconduct which is demonstrably and materially injurious to Select, or (iii) the conviction of the executive of a felony involving moral turpitude. In addition, "good reason" is generally defined as (i) the assignment to the executive of any duties inconsistent in any material respect with his position, authority, duties or responsibilities, or any other action by Select which results in a material diminution or material adverse change in such position, status, authority, duties or responsibilities, (ii) any failure by Select to comply with its duties to provide the executive with compensation and benefits, (iii) a requirement that the executive be based at any office or location other than Mechanicsburg, Pennsylvania or within 25 miles of such location or (iv) any failure by Select to cause its successor to assume its obligations under the employment agreement.

        Set forth in the table below are the amounts that would be payable to each of the NEOs upon termination of employment without cause, for good reason or due to death or disability, and not in connection with a change in control, assuming that such termination occurred on December 31, 2018.

	Without Cause			For Good Reason			Disability		Death
Name	Base Salary ($)	Pro- Rata Bonus ($)(1)	Equity Vesting Value ($)(2)	Base Salary ($)	Pro- Rata Bonus ($)(1)	Equity Vesting Value ($)	Base Salary ($)(3)	Equity Vesting Value ($)(4)	Equity Vesting Value ($)(4)
David S. Chernow	995,000	—	—	995,000	—	—	—	4,809,646	4,809,646
Robert A. Ortenzio	3,150,833	1,990,000	—	3,150,833	1,990,000	—	4,975,000	4,809,646	4,809,646
Rocco A. Ortenzio	3,008,333	1,520,000	6,907,500	3,008,333	1,520,000	—	9,500,000	6,907,500	6,907,500
Martin F. Jackson	—	—	—	—	—	—	—	3,255,858	3,255,858
Michael E. Tarvin	—	—	—	—	—	—	—	2,170,567	2,170,567

(1)
Because the amounts set forth in the table above assume a termination of employment on December 31, 2018, the amounts reported in this column reflect each such NEO's full bonus for the 2018 fiscal year.

(2)
With respect to Mr. Rocco A. Ortenzio, represents the value of 450,000 shares of restricted stock vesting on December 31, 2018, based on the closing price of the common stock on December 31, 2018 ($15.35 per share).

(3)
The amount reported in this column represents the applicable amount of disability insurance benefits payable over the ten-year period following the date of termination of employment for disability, subject to termination if the NEO becomes physically able to resume employment.

(4)
With respect to Messrs. Chernow, Robert A. Ortenzio, Jackson and Tarvin, represents the value of 313,332, 313,332, 212,108 and 141,405 shares of restricted stock, respectively, vesting on December 31, 2018, based on the closing price of the common stock on December 31, 2018 ($15.35 per share). The number of shares of restricted stock vesting on such date is determined, with respect to each applicable outstanding award, by multiplying the number of shares of restricted stock granted to each such NEO under such award by the ratio of (x) the number of days that elapsed from the grant date through December 31, 2018 and (y) the total number of days in the vesting period. With respect to Mr. Rocco A. Ortenzio, represents the value of 450,000 shares of restricted stock vesting on December 31, 2018, based on the closing price of the common stock on December 31, 2018 ($15.35 per share).

Change in Control

        Mr. Chernow's employment agreement provides for change in control severance benefits if (i) within the one-year period immediately following a change in control, (1) Mr. Chernow's employment is terminated by Select without cause and other than for death or disability, (2) Mr. Chernow terminates his employment with Select for good reason, (3) Mr. Chernow terminates his employment because Select reduces Mr. Chernow's compensation from that in effect immediately prior to the change in control, or (4) Mr. Chernow terminates his employment because Select requires Mr. Chernow to relocate his principal place of employment to a location anywhere other than Select's principal executive offices in (or within 25 miles of) Mechanicsburg, Pennsylvania, or (ii) within the six-month period immediately preceding a change in control, Mr. Chernow's employment is terminated by Select other than for cause, death or disability and he reasonably demonstrates that his termination was at the request of a third party who took steps to effect the change in control. In the event of a termination of employment described in clause (i), Mr. Chernow is entitled to receive (1) a lump-sum cash payment equal to his base salary plus bonus for the previous three completed calendar years and (2) immediate vesting of all unvested stock options that were outstanding prior to such termination. In the event of a termination described in clause (ii), Mr. Chernow is entitled to receive an amount equal to his base salary plus bonus for the previous three completed calendar years, with such amount to be paid in equal installments on each of the Company's regular payroll dates over the twelve (12) month period following such termination; provided that the commencement of such payments shall be delayed until the first payroll date of the seventh month following such termination; provided further that the first payment made shall include the payments that otherwise would be made had the delay described in the preceding clause not been imposed.

        Messrs. Robert A. Ortenzio's and Rocco A. Ortenzio's employment agreements provide for change in control severance benefits if (i) within the one-year period immediately following a change in control, such executive's employment is terminated by Select without cause or such executive terminates his employment for any reason, or (ii) within the six-month period immediately preceding a change in control, such executive's employment is terminated without cause and the terminated executive reasonably demonstrates that his termination was at the request of a third party who took steps to effect the change in control. In the event of such a termination of employment, such executives are entitled to receive (i) a pro-rated bonus for the year of termination (based on actual performance if performance goals have been established for such year), (ii) an amount equal to his base salary and bonus for the previous three completed calendar years, with such amount to be paid in installments for the remainder of the term of such executive's employment agreement (provided that the first payment shall be made on the first regular payroll date of the seventh month following such termination and shall include the installments that would have otherwise been made during such period), and (iii) immediate vesting of all unvested stock options that were outstanding prior to such termination (with such vesting to occur immediately prior to such change in control).

        Select has entered into change in control agreements with Messrs. Jackson and Tarvin. These agreements provide that if (i) within a five-year period immediately following a change in control, (A) Select terminates the executive without cause, the executive terminates his employment because Select reduced his compensation from that in effect prior to the change in control or (B) Select relocates the executive's principal place of employment to a location more than 25 miles from Mechanicsburg, Pennsylvania, (ii) within the six-month period immediately following the change in control, the executive terminates his employment for good reason or (iii) within the six-month period immediately preceding the change in control, Select terminates the executive's employment without cause and he reasonably demonstrates that his termination by Select was at the request of a third party who took steps to effect the change in control, then Select is obligated to pay the executive, on the first day of the seventh month following such termination, a lump-sum cash payment equal to his base salary plus bonus for the previous three completed calendar years. In addition, in the event of such a termination, all of the executive's stock options will become fully vested upon the later of such termination or change in control.

        Each of the restricted stock awards granted to Messrs. Chernow, Robert A. Ortenzio, Jackson and Tarvin on July 31, 2018, August 2, 2017 and August 3, 2016 provide that a pro-rata portion of the restricted stock will vest in the event that any such NEO's employment is terminated following a change in control (as defined in the 2016 Equity Plan). All restricted stock awards granted to Mr. Rocco A. Ortenzio will become fully vested upon a change in control.

        In addition to the benefits described above, each NEO is entitled to receive a tax gross-up payment in the event that any change in control payments which he is entitled to receive constitute "excess parachute payments" within the meaning of Section 280G of the Code. The tax gross-up payment will equal the amount necessary to place the NEO in the same position as if no penalty under Section 4999 of the Code had been imposed on any of the change in control payments, including on the tax gross-up payment. As described above under the heading "Perquisites and Other Personal Benefits," while these agreements will remain in effect, in 2015, the Board of Directors adopted a policy that prohibits the Company from including excise tax gross-up payments in connection with a change of control in future agreements that do not already contain such excise tax gross-up payments.

        For purposes of Mr. Chernow's employment agreement, a "change in control" is generally defined to include: (i) the acquisition by a person or group, other than certain controlling stockholders, of more than 50% of the voting shares of the Company or Select; (ii) during any twelve-month period, there is a change in the majority of the Board of Directors of the Company; (iii) a business combination of the Company or Select in which the stockholders of the corporation involved in the business combination cease to own shares representing more than 50% of the voting power of the surviving corporation; or (iv) during any twelve-month period, a sale of all or substantially all the assets of the Company or Select, other than to an entity controlled by the stockholders of the selling corporation prior to the sale.

        For purposes of the employment or change in control agreements with Messrs. Robert A. Ortenzio, Rocco A. Ortenzio, Jackson, and Tarvin, a "change in control" is generally defined to include: (i) the acquisition by a person or group, other than certain controlling stockholders, of more than 50% of the voting shares of the Company or Select; (ii) during any twelve-month period, the acquisition of at least 33% of the voting shares of the Company or Select; (iii) during any twelve-month period, there is a change in the majority of the Board of Directors of the Company or Select; (iv) a business combination of the Company or

Select in which the stockholders of the corporation involved in the business combination cease to own shares representing more than 50% of the voting power of the surviving corporation; or (v) during any twelve-month period, a sale of all or substantially all the assets of the Company or Select, other than to an entity controlled by the stockholders of the selling corporation prior to the sale.

        For purposes of Messrs. Jackson's and Tarvin's change in control agreements, "cause" generally has the same meaning as set forth in the employment agreements for Messrs. Robert A. Ortenzio, Rocco A. Ortenzio and Chernow, as described above in this section. In addition, generally, each of Messrs. Jackson and Tarvin will have "good reason" to terminate their employment if (i) the executive makes a good faith determination that, as a result of a change in control, he is unable to perform his services effectively or there is any significant adverse change in his authority or responsibilities, as performed immediately prior to such change in control or (ii) Select's obligations under the change in control agreement are not assumed by the acquiring entity or any of its affiliates.

        Set forth in the table below are the amounts that would be payable to each of the NEOs upon the occurrence of a termination of employment in connection with a change in control, as described above in this section. In addition, the table below sets forth the amounts that would be payable to each of the NEOs upon the occurrence of a change in control. The amounts reported in the table below were calculated assuming that the relevant events occurred on December 31, 2018.

	Termination of Employment				Change in Control
Name	Cash Severance Payment ($)	Pro-Rata Bonus Payment ($)(1)	Equity Vesting Value ($)(2)	Tax Gross-Up Payment ($)	Equity Vesting Value ($)(3)	Tax Gross-Up Payment ($)
David S. Chernow	9,792,500	—	4,809,646	—	—	—
Robert A. Ortenzio	9,950,000	1,990,000	4,809,646	—	—	—
Rocco A. Ortenzio	8,170,000	1,520,000	6,907,500	3,658,589	6,907,500	—
Martin F. Jackson	6,020,000	—	3,255,858	—	—	—
Michael E. Tarvin	4,307,000	—	2,170,567	—	—	—

(1)
Because the amounts set forth in the table above assume a termination of employment on December 31, 2018, the amounts reported in this column reflect each such NEO's full bonus for the 2018 fiscal year.

(2)
With respect to Messrs. Chernow, Robert A. Ortenzio, Jackson and Tarvin, represents the value of 313,332, 313,332, 212,108 and 141,405 shares of restricted stock, respectively, vesting on December 31, 2018, based on the closing price of the common stock on December 31, 2018 ($15.35 per share). The number of shares of restricted stock vesting on such date is determined, with respect to each applicable outstanding award, by multiplying the number of shares of restricted stock granted to each such NEO under such award by the ratio of (x) the number of days that elapsed from the grant date through December 31, 2018 and (y) the total number of days in the vesting period. With respect to Mr. Rocco A. Ortenzio, represents the value of 450,000 shares of restricted stock vesting on December 31, 2018, based on the closing price of the common stock on December 31, 2018 ($15.35 per share).

(3)
With respect to Mr. Rocco A. Ortenzio, represents the value of 450,000 shares of restricted stock vesting on December 31, 2018, based on the closing price of the common stock on December 31, 2018 ($15.35 per share).

Director Compensation

        The Company pays director fees to its non-employee directors. All directors are reimbursed for the expenses they incur in attending meetings of the Board of Directors or Board committees. In fiscal year 2018, non-employee directors received cash compensation in the amount of $18,000 per quarter. The non-employee directors also received $3,000 per Board meeting attended in person and $600 per Board meeting attended telephonically. In addition, non-employee directors received the following fees for their participation on committees of the Board:

Committee	Compensation for Meetings Attended in Person	Compensation for Meetings Attended Telephonically	Additional Compensation for Committee Chairman
Audit and Compliance Committee	$4,000 ($5,000 if held independent of a Board meeting)	$2,000	$2,000 per meeting attended in person; $1,000 per meeting attended telephonically
Quality of Care and Patient Safety Committee	$2,000 ($3,000 if held independent of a Board meeting)	$1,000	$2,000 per meeting attended in person; $1,000 per meeting attended telephonically
All Other Committees	$1,000 ($2,000 if held independent of a Board meeting)	$500	N/A

        Additional fees may be paid for service on other committees established by the Board of Directors from time to time.

Equity Awards

        On July 31, 2018, the Compensation Committee granted 10,000 shares of restricted stock under the 2016 Equity Plan to each of the Company's then-current non-employee directors. Each grant of restricted stock granted on July 31, 2018 vests in full on the first anniversary of the grant date.

        On October 31, 2018, the Compensation Committee approved the grant, effective as of November 1, 2018, of 10,000 shares of restricted stock under the 2016 Equity Plan to Marilyn B. Tavenner upon joining the Board of Directors, which will vest in equal annual installments over five years and will be fully vested on November 1, 2023.

Stock Ownership Guidelines

        The Company's non-employee directors are required to own shares of the Company's common stock with a value of at least five times the director's annual cash compensation (excluding meeting attendance fees). This represents a minimum guideline; ownership of the Company's stock beyond this level is encouraged. The required share ownership is re-calculated annually on December 31. Any newly appointed director will have three years from the date of his or her appointment to comply with these guidelines. As of December 31, 2018, all of the directors satisfied the stock ownership guidelines applicable to them, or had time remaining to satisfy such guidelines. Additional details on the Company's stock ownership requirements, which apply to the Company's directors (as well as to the NEOs), are included in the Section titled "Stock Ownership Guidelines" under "Executive Compensation—Compensation Discussion and Analysis" above.

Director Compensation Table

        The following table shows information concerning the compensation that the Company's non-employee directors earned during the fiscal year ended December 31, 2018. The quarterly retainers, committee-chair retainers and the attendance fees are payable in cash at the end of each quarter. Directors can elect in advance to have all or part of their quarterly retainer fees paid in fully-vested shares of the Company's common stock.

Name	Fees Earned ($)	Stock Awards ($)(1)	Total ($)
Russell L. Carson	89,000	208,000	297,000
Bryan C. Cressey	109,000	208,000	317,000
James S. Ely III	117,000	208,000	325,000
William H. Frist	100,000	208,000	308,000
Harold L. Paz	92,000	208,000	300,000
Thomas A. Scully	92,000	208,000	300,000
Leopold Swergold	112,000	208,000	320,000
Marilyn B. Tavenner	15,000	165,800	180,800

(1)
The dollar amounts reported in this column represent the grant date fair market value (calculated in accordance with ASC 718) of stock awards granted during the 2018 fiscal year. See Note 13 to the Consolidated Financial Statements included in the Annual Report for a discussion of the relevant assumptions used in calculating value pursuant to ASC 718. As of December 31, 2018, the total number of outstanding stock for each director listed in the table above is set forth below:

Name	Shares Outstanding Subject to Unvested Stock Awards (#)
Russell L. Carson	10,000
Bryan C. Cressey	10,000
James S. Ely III	10,000
William H. Frist	10,000
Harold L. Paz	18,000
Thomas A. Scully	10,000
Leopold Swergold	10,000
Marilyn B. Tavenner	10,000

Form of Receipt of Director Fees

        The following table identifies for each non-employee director the portion of the dollar amount included in the "Fees Earned" column in the Director Compensation Table that is received in cash, and the portion of such dollar amount that is received in shares of the Company's common stock granted under the 2016 Equity Plan. The number of shares of the Company's common stock awarded is equal to the dollar amount of fees accruing each quarter divided by the closing price for a share of the Company's common stock on the trading day immediately preceding the Compensation Committee meeting following the end of the quarter for which fees were earned.

			Paid in Stock
Name	Fees Earned ($)	Paid in Cash ($)	Number of Shares (#)	Value ($)
Russell L. Carson	89,000	89,000	—	—
Bryan C. Cressey	109,000	37,000	4,033	72,000
James S. Ely III	117,000	45,000	4,033	72,000
William H. Frist	100,000	28,000	4,033	72,000
Harold L. Paz	92,000	92,000	—	—
Thomas A. Scully	92,000	20,000	4,033	72,000
Leopold Swergold	112,000	76,000	2,017	36,000
Marilyn B. Tavenner	15,000	15,000	—	—

Pay Ratio

        The Company analyzed the total annual compensation for all of its employees and the employees of its consolidated subsidiaries, other than our Chief Executive Officer, in order to identify the employee with the median total annual compensation. In making this determination, the Company examined only payroll records of individuals who were employed by the Company or one of its consolidated subsidiaries on December 31, 2018. No cost of living adjustments were made to any such employee's compensation, but the Company did annualize the compensation of individuals who commenced employment after January 1, 2018. After the median compensated employee was identified, that employee's total annual compensation for fiscal year 2018 was determined in the same manner as if such individual was a named executive officer for 2018 whose compensation was required to be determined in accordance with SEC rules and reported in our "Summary Compensation Table" on page 19. Based on the foregoing, the total annual compensation of such employee, as determined in accordance with SEC rules, was $41,454.84. As provided in our Summary Compensation Table, the total annual compensation for our Chief Executive Officer for the 2018 fiscal year was $8,201,031, which was 197.8 times the total annual compensation of our median compensated employee for the 2018 fiscal year.

        The above figures were reported in accordance with SEC rules. However, the Company believes that a more accurate disclosure would exclude "on-call" employees who have no set work schedule and work only on an as-needed basis, which may be a few times a year. If these "on-call" employees were excluded from the determination of our median compensated employee for the 2018 fiscal year, the total annual compensation of our median compensated employee would be $53,528.94, resulting in a ratio of the total annual compensation of our Chief Executive Officer to such employee of 153.2:1.

        Because a significant amount of our Chief Executive Officer's compensation for 2018 was in the form of equity compensation, and only a very small number of our employees receive equity compensation, we thought it would be helpful to our stockholders to see how the above ratios are impacted by excluding equity compensation. Excluding equity compensation, the total annual compensation of our median compensated employee remains unchanged and the total annual compensation for our Chief Executive Officer would be $3,001,031, resulting in a ratio of 72.4:1 if "on-call" employees are included and a ratio of 56.1:1 if "on-call" employees are not included.

SUBMISSION OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

        The SEC's rules set forth standards as to what stockholder proposals are required to be included in a proxy statement. Any proposal of a stockholder intended to be included in the Company's proxy statement and form of proxy/voting instruction card for the 2020 Annual Meeting of Stockholders must comply with the proxy submission rules of the SEC. Pursuant to Rule 14a-8 of the SEC's rules, any such stockholder proposal intended to be included in the Company's 2020 Annual Meeting Proxy Statement must be received by the Company's Secretary at the address listed below no later than 120 calendar days prior to the anniversary date of the release of the Company's 2019 Annual Meeting Proxy Statement, unless the date of the 2020 Annual Meeting of Stockholders is changed by more than 30 days from the date of the 2019 Annual Meeting, in which case the deadline is a reasonable time before the Company begins to print and send proxy materials. In order to be included in the Company's 2020 Annual Meeting Proxy Statement pursuant to Rule 14a-8, any stockholder proposal must be received by the Secretary at the address listed below by November 7, 2019, which is 120 days prior to the anniversary date of the release of the 2019 Annual Meeting Proxy Statement.

        In addition, the Company's Amended and Restated Bylaws require that the Company be given advanced notice of stockholder proposals containing nominations for election to the Board of Directors or other matters which stockholders wish to present for action at an annual meeting. These requirements are separate from, and in addition to, the requirements discussed above to have the stockholder proposal included in the proxy statement and form of proxy/voting instruction card pursuant to the SEC's rules. The Company's Amended and Restated Bylaws separately require that any stockholder proposal intended to be brought before the annual meeting of stockholders, including a proposal nominating one or more persons for election as directors, be received in writing by the Company's Secretary or Assistant Secretary at the address listed below not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting, this year being between January 1, 2020 and January 31, 2020 provided, however, that in the event that the date of the 2020 Annual Meeting is advanced by more than 20 days, or delayed by more than 70 days, from the first anniversary of the 2019 Annual Meeting, the notice must be received no earlier than 120 days prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. The Company's Amended and Restated Bylaws set forth certain informational requirements for stockholders' nominations of directors and other proposals.

        For any proposal that is not submitted for inclusion in the 2020 Proxy Statement but is instead sought to be presented directly at the 2020 Annual Meeting of Stockholders in accordance with the provisions of the Company's Amended and Restated Bylaws, SEC rules permit management to vote proxies in its discretion if (a) in certain cases, the Company received notice of the proposal before the close of business 45 days before the first anniversary of the mailing date of this Proxy Statement and advises stockholders in the 2020 Proxy Statement about the nature of the matter and how management intends to vote on such matter, or (b) the Company did not receive notice of the proposal prior to the close of business 45 days before the first anniversary of the mailing date of this Proxy Statement.

        Stockholders must send such proposals to: Michael E. Tarvin, Executive Vice President, General Counsel and Secretary, Select Medical Holdings Corporation, 4714 Gettysburg Road, Mechanicsburg, Pennsylvania 17055.

 ELECTION OF DIRECTORS
PROPOSAL #1

        The Company's Amended and Restated Bylaws provide that the Company's business shall be managed by the Board of Directors with at least five, and no more than eleven, members as determined by the Board of Directors. The number of directors may be increased or decreased from time to time by resolution of the Board of Directors. The Company's Board of Directors is currently comprised of ten members. At the 2019 Annual Meeting, the stockholders will elect four Class I directors to hold office until the annual meeting of the stockholders in 2022 and until their respective successors have been duly elected and qualified. The Board of Directors is divided into three classes serving staggered three-year terms, the term of one class of directors to expire each year. The term of the current Class I directors expires at the 2019 Annual Meeting. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated Russell L. Carson, William H. Frist, Robert A. Ortenzio and Marilyn B. Tavenner to serve as Class I directors. Each individual is currently serving as a Class I director and has indicated a willingness to continue serving as a director. Unless contrary instructions are given, the shares represented by a properly executed proxy will be voted "FOR" the election of Mr. Carson, Mr. Frist, Mr. Ortenzio and Ms. Tavenner. The four nominees will be elected if each receives affirmative votes from a majority of the votes cast for such nominee's election. Should any of the nominees become unavailable to accept election as a director, the persons named in the enclosed proxy will vote the shares that they represent for the election of such other person as the Board of Directors may recommend.

        Set forth below is information regarding each nominee for director.

Directors and Nominees

        The current members of the Board of Directors, including the nominees for Class III directors, together with certain information about them, are set forth below.

Name	Age	Director Since	Term Expires	Positions with the Company
Class I Directors
Russell L. Carson	75	2005	2019	Director
William H. Frist	67	2010	2019	Director
Robert A. Ortenzio	61	2005	2019	Director, Executive Chairman and Co-Founder
Marilyn B. Tavenner	67	2018	2019	Director
Class II Directors
Bryan C. Cressey	69	2005	2020	Director
Harold L. Paz	64	2017	2020	Director
Leopold Swergold	78	2005	2020	Director
Class III Directors
James S. Ely III	61	2008	2021	Director
Rocco A. Ortenzio	86	2005	2021	Director, Vice Chairman and Co-Founder
Thomas A. Scully	61	2005	2021	Director

        Russell L. Carson has served as a director of Select since February 1997, and became a director of the Company on February 25, 2005 Mr. Carson is Chairman of The Carson Family Charitable Trust. In 2015, the Board of Directors elected Mr. Carson to serve as Lead Director. He co-founded Welsh, Carson, Anderson & Stowe in 1978 and focused on healthcare investments. Mr. Carson has been a founding general partner of Welsh, Carson, Anderson & Stowe since 1979. Welsh, Carson, Anderson & Stowe has created 17 institutionally funded limited partnerships with total capital of more than $25 billion and has invested in more than 250 companies. Before co-founding Welsh, Carson, Anderson & Stowe, Mr. Carson was employed by Citicorp Venture Capital Ltd., a subsidiary of Citigroup, Inc., and served as its Chairman and Chief Executive Officer from 1974 to 1978.

        William H. Frist has served as a director of Select and the Company since May 2010. Dr. Frist is a heart and lung transplant surgeon, former United States Senator from Tennessee from 1995 to 2007 and former

United States Senate Majority Leader from 2002 to 2007. Dr. Frist has been a partner at Cressey & Company, L.P., a private investment firm focused on healthcare, since 2007 and is a co-founder and partner of Frist Cressey Ventures, a venture capital firm specializing in healthcare investments. Dr. First serves as Chairman of the Nashville-based global health organization, Hope Through Healing Hands. Dr. Frist is a Senior Fellow and Co-Chair of the Health Project at the Bipartisan Policy Center. He also serves on the boards of AECOM Technology Corporation and Teladoc, Inc. and previously served as a director of URS Corporation. Dr. Frist also serves on the boards of numerous non-profit organizations and foundations.

        Robert A. Ortenzio co-founded Select and has served as a director of Select since February 1997, and became a director of the Company in February 2005. On January 1, 2014, Mr. Ortenzio was appointed Select's Executive Chairman and Co-Founder of the Company. Mr. Ortenzio served as the Company's Chief Executive Officer from January 1, 2005 to December 31, 2013 and as Select's President and Chief Executive Officer from September 2001 to January 1, 2005. Mr. Ortenzio also served as Select's President and Chief Operating Officer from February 1997 to September 2001. Mr. Ortenzio also currently serves on the board of directors of Concentra Group Holdings, LLC. He was an Executive Vice President and a director of Horizon/CMS Healthcare Corporation from July 1995 until July 1996. In 1986, Mr. Ortenzio co-founded Continental Medical Systems, Inc., and served in a number of different capacities, including as a Senior Vice President from February 1986 until April 1988, as Chief Operating Officer from April 1988 until July 1995, as President from May 1989 until August 1996 and as Chief Executive Officer from July 1995 until August 1996. Before co-founding Continental Medical Systems, Inc., he was a Vice President of Rehab Hospital Services Corporation. Mr. Ortenzio is the son of Rocco A. Ortenzio, the Company's Vice Chairman and Co-Founder.

        Marilyn B. Tavenner has served as a director of Select since November 2018. From August 2015 to June 2018, Ms. Tavenner served as the President and Chief Executive Officer of America's Health Insurance Plans. From May 2013 to February 2015, she served as Administrator of the Centers for Medicare & Medicaid Services ("CMS") under the Obama Administration. She joined CMS in 2010 and was appointed as its Acting Administrator in 2011. Prior to her tenure at CMS, Ms. Tavenner served as the Secretary of Health and Human Resources for the Commonwealth of Virginia and as a senior executive of the Hospital Corporation of America, Chippenham Medical Center and Johnston-Willis Hospital. Ms. Tavenner received her Bachelor of Science in Nursing and Master of Health Administration degrees from Virginia Commonwealth University.

        Bryan C. Cressey has served as a director of Select since February 1997, and became a director of the Company on February 24, 2005. Mr. Cressey also currently serves on the board of directors of Concentra Group Holdings, LLC. He is a partner of Cressey & Company, which he founded in 2007. He is a managing partner of Thoma Cressey Bravo, which he co-founded in June 1998. Prior to that time he was a principal, partner and co-founder of Golder, Thoma, Cressey and Rauner, the predecessor of GTCR Golder Rauner, LLC, since 1980. Mr. Cressey also serves as a director of Belden Inc. and several private companies and served as a director of Jazz Pharmaceuticals, Inc. from 2006 to 2012.

        Harold L. Paz has served as a director of the Company since February 2017. Dr. Paz has served as the Executive Vice President and Chief Medical Officer of Aetna, Inc. (which was acquired by CVS Health Corp. in 2018) since July 2014 and a Professor Adjunct of Internal Medicine at Yale University School of Medicine since 2015. From April 2006 to July 2014, Dr. Paz was the President and Chief Executive Officer of Penn State Hershey Health System and Medical Center, as well as the Senior Vice President for Health Affairs and Dean of the College of Medicine for The Pennsylvania State University. Prior to his appointment at Penn State, Dr. Paz served as the Dean and Chief Executive Officer of the Robert Wood Johnson Medical School and Robert Wood Johnson University Medical Group. Dr. Paz also serves on the board of directors for United Surgical Partners International, Inc. as well as several other private companies, foundations and other hospitals and healthcare systems.

        Leopold Swergold served as a director of Select from May 2001 until February 24, 2005, and became a director of the Company in August 2005. In 1983, Mr. Swergold formed Swergold, Chefitz & Company, a healthcare investment banking firm. In 1989, Swergold, Chefitz & Company merged into Furman Selz, an investment banking firm, where Mr. Swergold served as Head of Healthcare Investment Banking and as a member of the board of directors. In 1997, Furman Selz was acquired by ING Groep N.V. of the Netherlands. From 1997 until 2004, Mr. Swergold was a Managing Director of ING Furman Selz Asset

Management LLC, where he managed several healthcare investment funds. Mr. Swergold was a trustee of the Freer and Sackler Galleries at the Smithsonian Institution, and previously served as a director of Financial Federal Corp., formerly an NYSE listed company.

        James S. Ely III has served as a director of Select and the Company since November 2008. Mr. Ely founded PriCap Advisors LLC in 2009 and serves as its Chief Executive Officer. From 2001 to 2008, Mr. Ely served as a Managing Director in the Syndicated and Leveraged Finance group at J.P. Morgan Securities Inc. From 1995 to 2000, Mr. Ely served as a Managing Director in the Global Syndicated Finance group of Chase Securities Inc. and its predecessor Chemical Securities Inc. Mr. Ely also serves as a director of Community Health Systems, Inc.

        Rocco A. Ortenzio co-founded Select and served as Select's Chairman and Chief Executive Officer from February 1997 until September 2001. On January 1, 2014, Mr. Ortenzio was appointed Vice Chairman and Co-Founder of the Company. Mr. Ortenzio served as Select's Executive Chairman from September 2001 until December 2013, and Executive Chairman of the Company from February 2005 until December 2013. From February 1997 to September 2001, Mr. Ortenzio served as Select's Chief Executive Officer. In 1986, he co-founded Continental Medical Systems, Inc., and served as its Chairman and Chief Executive Officer until July 1995. In 1979, Mr. Ortenzio founded Rehab Hospital Services Corporation, and served as its Chairman and Chief Executive Officer until June 1986. In 1969, Mr. Ortenzio founded Rehab Corporation and served as its Chairman and Chief Executive Officer until 1974. Mr. Ortenzio is the father of Robert A. Ortenzio, the Company's Executive Chairman and Co-Founder.

        Thomas A. Scully has served as a director since February 2004. Since January 1, 2004, he has served as Senior Counsel to the law firm of Alston & Bird and as a General Partner with Welsh, Carson Anderson & Stowe. From May 2001 to January 2004, Mr. Scully served as Administrator of the Centers for Medicare & Medicaid Services, or CMS. CMS is responsible for the management of Medicare, Medicaid, SCHIP and other national healthcare initiatives. Before joining CMS, Mr. Scully served as President and Chief Executive Officer of the Federation of American Hospitals from January 1995 to May 2001. Mr. Scully also served as a director of Universal American Corp from 2008 until 2017.

Director Qualifications

        The Board of Directors believes that each of the directors and nominees for director listed above has the sound character, integrity, judgment and record of achievement necessary to be a member of the Board of Directors. In addition, each of the directors and nominees for director has exhibited during his prior service as a director the ability to operate cohesively with the other members of the Board of Directors and to challenge and question management in a constructive way. Moreover, the Board of Directors believes that each director and nominee for director brings a strong and unique background and skill set to the Board of Directors, giving the Board of Directors as a whole competence and experience in diverse areas, including corporate governance and board service, finance, management and healthcare industry experience. Set forth below are certain specific experiences, qualifications and skills that led to the Board of Directors' conclusion that each of the directors and nominees for director listed above should continue to serve as a director.

        Mr. Carson has extensive experience in managing investments in healthcare companies as a co-founder of Welsh, Carson, Anderson & Stowe, a private equity firm specializing in healthcare industry companies. He brings to the Board of Directors an in-depth knowledge of the regulatory and competitive environment of the healthcare industry. Also, Mr. Carson has over a decade of experience with Select and the Company, providing him with comprehensive knowledge of the Company and its structure, policies and management team. In addition, Mr. Carson's experience in overseeing the management of healthcare industry companies gives him the insight to advise the Board of Directors on corporate governance and compensation matters.

        Mr. Cressey has extensive experience in managing investments in healthcare companies as a private equity investor with a focus on investments in the healthcare industry. He brings to the Board of Directors an in-depth knowledge of the regulatory and competitive environment of the healthcare industry. Also, Mr. Cressey has over a decade of experience with Select and the Company, providing him with comprehensive knowledge of the Company and its structure, policies and management team. In addition, Mr. Cressey's experience in overseeing the management of healthcare industry companies gives him insight on corporate governance and compensation matters, which he utilizes in his role as a member of the Compensation Committee.

        Mr. Ely brings to the Board of Directors a wealth of experience structuring and arranging syndicated loans and high yield issues in the healthcare sector during his service at financial services companies, including J.P. Morgan Securities Inc. He provides the Board of Directors with a thorough understanding of the capital markets, in particular with regard to companies in the healthcare industry. Mr. Ely's experience in financial services also provides him with extensive finance and accounting knowledge, and he applies this expertise in his service on the Audit and Compliance Committee.

        Dr. Frist brings to the Board of Directors over ten years of experience as a United States Senator. He provides the Board of Directors with insight into the federal healthcare regulations that affect the Company. In addition, Dr. Frist has extensive experience as a board certified heart and lung transplant surgeon, which allows him to bring to the Board of Directors the perspective of an experienced healthcare professional. Dr. Frist's service on the boards of directors of other healthcare organizations provides him with a wide range of experience in corporate governance matters, including those particular to companies in the healthcare industry, which he draws on in his service on the Board of Directors of the Company.

        Mr. Robert A. Ortenzio, as Executive Chairman of the Company, provides the Board of Directors with a comprehensive knowledge of the Company, its history and its businesses. In addition, Mr. Ortenzio brings to the Board of Directors his insight into the healthcare industry from over 30 years of leadership experience in executive positions in healthcare companies, including Horizon/CMS Healthcare Corporation, Continental Medical Systems, Inc. and Rehab Hospital Services Corporation. Mr. Ortenzio also advises the Board of Directors on the evolving healthcare regulatory environment through his in- depth and current knowledge and insight into such matters. Additionally, Mr. Ortenzio provides the Board of Directors with a wealth of experience in corporate governance matters, including through his previous service on the boards of directors of other public healthcare companies.

        Mr. Rocco A. Ortenzio, as Vice Chairman of the Company, provides the Board of Directors with a comprehensive knowledge of the Company, its history and its businesses. In addition, Mr. Ortenzio brings to the Board of Directors his insight into the healthcare industry from over four decades of leadership experience in executive positions in healthcare companies, including Continental Medical Systems, Inc. and Rehab Hospital Services Corporation. Mr. Ortenzio uses this experience to advise the Board of Directors on corporate governance matters. This experience also gives him significant leadership experience specific to healthcare companies, which he utilizes in his leadership of the Board of Directors.

        Dr. Paz brings to the Board of Directors nearly 25 years of experience in the healthcare and insurance industries. Through his leading roles in major healthcare systems, he brings an important perspective to the Board of Directors with his familiarity with issues impacting physicians. As a board certified doctor of internal, pulmonary and critical care medicine, Dr. Paz also brings to the Board of Directors the perspective of an experienced healthcare professional. In addition, Dr. Paz has extensive experience as a board member of numerous hospitals, health care systems and other national healthcare membership organizations. Collectively, these experiences provide a wealth of knowledge on corporate governance matters and fulsome insight on the healthcare and insurance industries.

        Mr. Scully brings to the Board of Directors his experience as a past Administrator of CMS, which allows him to provide the Board of Directors with valuable insight into the regulatory regime and requirements of the healthcare industry. In addition, Mr. Scully has experience in analyzing healthcare company investments as a general partner at Welsh, Carson, Anderson and Stowe and advising clients on healthcare related issues at the law firm of Alston & Bird. Mr. Scully utilizes this experience to advise the Board of Directors on healthcare related issues.

        Mr. Swergold brings to the Board of Directors over 25 years of experience at investment banking firms, during which he gained valuable insight into effective management of investments in the healthcare industry. Mr. Swergold utilizes this insight to advise the Board of Directors on financial and investment matters. Also, Mr. Swergold has significant experience with Select and the Company dating back to 2001, providing him with comprehensive knowledge of the Company and its structure, policies and management team. Mr. Swergold also has significant experience in finance and accounting, which he uses in his service on the Audit and Compliance Committee.

        Ms. Tavenner brings to the Board of Directors nearly 20 years of experience in the healthcare industry. Ms. Tavenner carries with her a proven skill set through her experience in state and federal healthcare government operations, senior executive-level healthcare administration and as a nurse. During her tenure at CMS, Ms. Tavenner managed budgets in excess of $800 billion annually, and she utilizes this finance and accounting experience for her service on the Audit and Compliance Committee. In addition, Ms. Tavenner's experience at CMS and the Commonwealth of Virginia helps the Board of Directors to navigate the complex state and federal healthcare regulatory framework.

        The Board of Directors recommends voting "FOR" the nominees for Class I directors.

NON-BINDING ADVISORY VOTE ON THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
PROPOSAL #2

        As required by Section 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company is providing its stockholders with the opportunity to cast an advisory vote on the compensation of its NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion beginning with the section titled "Executive Compensation—Compensation Discussion and Analysis" of this Proxy Statement. At the Company's annual meeting of stockholders held in May 2018, a substantial majority of the votes cast on the say-on-pay proposal were voted in favor of the proposal. The Compensation Committee believes that this affirms our stockholders' support of the Company's approach to executive compensation.

        The Company's goal for its executive compensation program is to reward the NEOs' contributions to the Company's financial performance and provide overall compensation sufficient to attract and retain highly skilled NEOs who are properly motivated to contribute to the Company's financial performance. The Company believes that it achieves these goals by (i) offering competitive base salaries to the NEOs, (ii) offering the NEOs participation in an annual incentive plan that provides for payouts only in the event that pre-determined financial targets are achieved, (iii) tying a substantial portion of each NEO's annual compensation directly to the Company's performance, and (iv) granting equity-based awards with a multi-year vesting schedule (and subject to stock ownership guidelines).

        For a detailed description of the Company's financial results for fiscal year 2018, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018. The Company believes that its executive compensation program has played an essential role in its continuing financial success by aligning the long-term interests of its NEOs with the long-term interests of its stockholders.

        The Board of Directors encourages the Company's stockholders to approve the following resolution (the "Executive Compensation Resolution"):

        "RESOLVED, that the compensation paid to the Company's NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED."

        As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company's executive compensation program, values the opinions expressed by stockholders in their vote on this proposal, and therefore will take such vote into consideration when evaluating the Company's compensation programs and practices applicable to the NEOs.

        The Board of Directors recommends voting "FOR" the approval of the Executive Compensation Resolution.

 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
PROPOSAL #3

        The Audit and Compliance Committee has selected PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the Company's consolidated financial statements for the fiscal year ending December 31, 2019. Although action by the stockholders on this matter is not required, the Audit and Compliance Committee and the Board of Directors believe it is appropriate to seek stockholder ratification of this selection in light of the role played by the independent registered public accounting firm in reporting on the Company's consolidated financial statements. Ratification requires the affirmative vote of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting thereon. If this appointment is not ratified by the stockholders, the Audit and Compliance Committee may reconsider its selection.

        One or more representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit and Other Fees

        Aggregate fees billed to the Company for the fiscal years ended December 31, 2018 and 2017 by the Company's principal accounting firm, PricewaterhouseCoopers LLP, were as follows:

	2018	2017
Audit Fees	$2,749,954	$2,706,500
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

	$2,749,954	$2,706,500

Audit Fees

        Audit fees for fiscal years 2018 and 2017 were for professional services rendered by PricewaterhouseCoopers LLP in connection with the audit of our annual consolidated financial statements and the audit of Concentra Group Holdings, LLC, the review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

        The Company did not incur reportable audit-related fees for fiscal years 2018 and 2017.

Tax Fees

        The Company did not incur reportable tax fees for fiscal years 2018 and 2017.

All Other Fees

        The Company did not incur any other reportable fees for fiscal years 2018 and 2017.

Pre-approval of Services

        All audit and permissible non-audit services provided by the Company's independent registered public accounting firm, PricewaterhouseCoopers LLP, require pre-approval by the Audit and Compliance Committee in accordance with a pre-approval policy approved by the Audit and Compliance Committee in February 2019. The policy (i) includes a list of the audit, audit-related, tax and other services that have been granted general pre-approval and may be provided without specific pre-approval from the Audit and

Compliance Committee; (ii) includes a list of non-audit services that may not be performed by PricewaterhouseCoopers LLP; and (iii) sets forth the pre- approval requirements for all permitted services. The policy also requires the Company's independent registered public accountant to provide the Audit and Compliance Committee with a summary of all audit fees invoiced year-to-date at every regularly scheduled meeting of the Audit and Compliance Committee. The pre-approval policy is reviewed on an annual basis by the Audit and Compliance Committee and is subject to amendment from time to time. All of the services provided by PricewaterhouseCoopers LLP in fiscal year 2018 were either on the list of pre-approved services or approved by the Audit and Compliance Committee in advance of the services being performed.

        The Board of Directors recommends voting "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm.

 AUDIT AND COMPLIANCE COMMITTEE REPORT

        The following report of the Audit and Compliance Committee will not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act (together, the "Acts"), except to the extent that we specifically incorporate this information by reference. The following report shall not otherwise be deemed filed under such Acts.

        The Audit and Compliance Committee assists the Company's Board of Directors in its oversight of the Company's financial reporting process. The Audit and Compliance Committee operates pursuant to a charter. As set forth in the charter, management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company's independent registered public accounting firm is responsible for auditing the Company's financial statements and expressing an opinion as to their conformity with generally accepted accounting principles in the United States of America and for reviewing the Company's unaudited interim financial statements. The Audit and Compliance Committee reviews and reassesses the adequacy of the charter on an annual basis. It is not the Audit and Compliance Committee's duty or responsibility to conduct auditing or accounting reviews or procedures. The Audit and Compliance Committee will however take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

        The Audit and Compliance Committee makes recommendations to the Board of Directors with respect to the selection and compensation of the Company's independent registered public accounting firm, the scope of the Company's annual audits, and the fees to be paid to the independent registered public accounting firm. In addition, the Audit and Compliance Committee monitors the performance and independence of the Company's independent registered public accounting firm and approves all services provided to the Company by the independent registered public accounting firm. The Audit and Compliance Committee consults with and reviews recommendations made by the independent registered public accounting firm with respect to financial statements, financial records and financial controls of the Company. The Audit and Compliance Committee meets with management periodically to consider the adequacy of the Company's internal controls and discusses with management the Company's disclosure controls and procedures.

        The Board of Directors, in its business judgment, has determined that each of the directors on the Audit and Compliance Committee is independent as required by the listing standards of the New York Stock Exchange. In addition, the Board of Directors has determined that each member of the Audit and Compliance Committee qualifies as an audit committee financial expert, as defined by the rules and regulations of the SEC, and has financial sophistication in accordance with the rules of the New York Stock Exchange.

        In the performance of its oversight function, the Audit and Compliance Committee has reviewed and discussed the audited financial statements for the year ending December 31, 2018 with management of the Company and with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, its judgment as to the quality, not just the acceptability, of the Company's accounting principles, as well as an opinion on management's assessment of, and the effective operation of, the Company's internal control over financial reporting. The Audit and Compliance Committee discussed with the Company's independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 114, SEC Rule 2-07 and such other matters as are required to be discussed under auditing standards generally accepted in the United States of America. The Audit and Compliance Committee received the written disclosures and the letter from the Company's independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit and Compliance Committee concerning independence. In addition, the Audit and Compliance Committee discussed with the independent registered public accounting firm its independence, including the compatibility of non-audit services with the independent registered public accounting firm's independence.

        The Audit and Compliance Committee discussed with the Company's independent registered public accounting firm the overall scope and plans for its 2018 audit and met with them both with and without management present, to discuss the results of its examination, its evaluation of the Company's internal controls and the overall quality of the Company's financial reporting.

        Based upon the review, reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit and Compliance Committee referred to above and in the charter, the Audit and Compliance Committee recommended to the Board of Directors that the audited financial statements for the year ending December 31, 2018 be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2018 as filed with the SEC.

        The Audit and Compliance Committee has selected the firm of PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit and report upon the Company's financial statements and internal controls over financial reporting for fiscal year 2019. In making this selection, the Audit and Compliance Committee has considered whether PricewaterhouseCoopers LLP's provision of services other than audit services is compatible with maintaining independence.

AUDIT AND COMPLIANCE COMMITTEE James S. Ely III, Chair William H. Frist Leopold Swergold Marilyn B. Tavenner

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND DIRECTORS AND OFFICERS

        The following table sets forth information regarding the beneficial ownership of the Company's common stock as of February 1, 2019 by each person known to the Company to beneficially own more than 5% of the outstanding shares of common stock (except for individuals who are also officers or directors of the Company):

Name of Beneficial Owner and Address	Number of Shares of Common Stock Beneficially Owned (#)	Percent of Common Stock Beneficially Owned (%)
T. Rowe Price Associates, Inc.(1)	21,517,747	15.9%
100 E. Pratt Street
Baltimore, MD 21202
BlackRock, Inc.(2)	16,551,990	12.2%
55 East 52nd Street
New York, NY 10055
The Vanguard Group(3)	11,343,598	8.4%
100 Vanguard Blvd.
Malvern, PA 19355
Dimensional Fund Advisors LP(4)	7,389,319	5.5%
6300 Bee Cave Road
Austin, TX 78746

(1)
According to the Schedule 13G/A filed on February 14, 2019, T. Rowe Price Associates, Inc., an investment adviser, and T. Rowe Price Mid-Cap Value Fund, Inc., an investment company, reported that they may be deemed to be the beneficial owner of 21,517,747 shares of the Company's common stock. T. Rowe Price Associates, Inc. reported that it had sole dispositive power with respect to 21,517,747 shares and sole voting power with respect to 6,442,816 shares. T. Rowe Price Mid-Cap Value Fund, Inc. reported that it had sole voting power over 12,190,765 shares.

(2)
According to the Schedule 13G/A filed on January 31, 2019, BlackRock, Inc. reported that it may be deemed to be the beneficial owner of 16,551,990 shares of the Company's common stock. BlackRock, Inc. reported that it had sole dispositive power with respect to 16,551,990 shares and sole voting power with respect to 16,277,339 shares.

(3)
According to the Schedule 13G/A filed on February 13, 2019, the Vanguard Group reported that it may be deemed to be the beneficial owner of 11,343,598 shares of the Company's common stock. The Vanguard Group reported that it had sole dispositive power with respect to 11,117,142 shares, shared dispositive power with respect to 226,456 shares, sole voting power with respect to 222,556 shares and shared voting power with respect to 13,000 shares.

(4)
According to the Schedule 13G/A filed on February 8, 2019, Dimensional Fund Advisors LP, an investment adviser, reported that it may be deemed to be the beneficial owner 7,389,319 shares of the Company's common stock. Dimensional Fund Advisors LP reported that it had sole dispositive power with respect to 7,389,319 shares and sole voting power with respect to 7,220,554 shares.

        The following table sets forth information regarding the beneficial ownership of the Company's common stock as of February 1, 2019 by:

  •
  each of the Company's NEOs;

  •
  each of the Company's directors; and

  •
  all of the Company's directors and executive officers as a group.

        The Company has determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, the Company believes, based on the information furnished to the Company, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. The calculation of the percentage of beneficial ownership is based on 135,262,167 shares of common stock outstanding on February 1, 2019.

        In computing the number of shares of common stock beneficially owned by a person or group and the percentage ownership of that person or group, the Company deemed to be outstanding any shares of common stock subject to options held by that person or group that are currently exercisable or exercisable within 60 days after February 1, 2019. The Company did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

        The address of each beneficial owner listed in the table is c/o Select Medical Holdings Corporation, 4714 Gettysburg Road, Mechanicsburg, Pennsylvania 17055 and the Company's telephone number is (717) 972-1100.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned
Rocco A. Ortenzio(1)	10,139,192	7.5%
Robert A. Ortenzio(2)	9,294,712	6.9%
Russell L. Carson(3)	2,187,553	1.6%
Bryan C. Cressey(4)	608,295	*
James S. Ely III	95,865	*
William H. Frist	211,460	*
Thomas A. Scully	153,389	*
Leopold Swergold(5)	240,571	*
Harold L. Paz	30,000	*
Martin F. Jackson(6)	1,578,504	1.2%
David S. Chernow	811,640	*
Michael E. Tarvin	355,957	*
Marilyn B. Tavenner	10,000	*
All directors and executive officers as a group (16 persons)	26,328,242	19.5%

*
Represents beneficial ownership of less than one percent.

(1)
Includes 1,273,081 common shares held by the Rocco A. Ortenzio July 2017 GRAT for which Mr. Rocco A. Ortenzio acts as sole trustee, 5,012,185 common shares owned by the Rocco A. Ortenzio Revocable Trust for which Mr. Rocco A. Ortenzio acts as sole trustee, 2,750,000 common shares held by the Rocco A. Ortenzio Descendants Trust for which Mr. Rocco A. Ortenzio is deemed to be the beneficial owner, 16,182 common shares owned by Select AP Investors, L.P. for which Mr. Rocco A. Ortenzio acts as sole general partner, 30,601 shares owned by Select Investments III, L.P. for which Mr. Rocco A. Ortenzio acts as sole general partner and 10,000 common shares held by Mr. Rocco A. Ortenzio's spouse. Mr. Rocco A. Ortenzio disclaims beneficial ownership of shares held by his spouse, shares held by the Rocco A. Ortenzio Descendants Trust and the Rocco A Ortenzio July 2017 GRAT except in his capacity as a fiduciary of such trusts.

(2)
Includes 509,232 common shares held by the Robert A. Ortenzio July 2017 GRAT for which Mr. Robert A. Ortenzio acts as the sole trustee, 1,300,000 common shares owned by the Robert A. Ortenzio Descendants Trust for which Mr. Robert A. Ortenzio is deemed to be the beneficial owner and 200,000 common shares owned by the Robert and Angela Ortenzio Family Foundation for which Mr. Robert A. Ortenzio is a trustee, 31,886 common shares held by the Robert A. Ortenzio April 2014 Trust for Kevin M. Ortenzio for which Mr. Robert A. Ortenzio is the co-trustee, 31,886 common shares held by the Robert A. Ortenzio April 2014 Trust for Bryan A. Ortenzio for which Mr. Robert A. Ortenzio is the co-trustee and 31,885 common shares held by the Robert A. Ortenzio April 2014 Trust for Madeline G. Ortenzio for which Mr. Robert A. Ortenzio is the co-trustee. Mr. Robert A. Ortenzio disclaims beneficial ownership of shares held by the Robert A Ortenzio July 2017 GRAT, the Robert A. Ortenzio Descendant's Trust, the Robert A. Ortenzio April 2014 Trust for Kevin M. Ortenzio, the Robert A. Ortenzio April 2014 Trust for Bryan A. Ortenzio and the Robert A. Ortenzio April 2014 Trust for Madeline G. Ortenzio except in his capacity as a fiduciary of such trusts and of shares held by the Robert and Angela Ortenzio Family Foundation except in his capacity as a fiduciary of such foundation.

(3)
Includes 100,000 common shares held in two trusts for the benefit of Mr. Carson's children for which Mr. Carson is a co-trustee. Also includes 1,047,553 common shares held by the Carson Family Charitable Trust, of which Mr. Carson is a trustee. Mr. Carson disclaims beneficial ownership of shares held by each trust except in his capacity as a fiduciary of such trusts.

(4)
Includes 583,850 common shares held by Cressey Investments LLC, of which Mr. Cressey a member.

(5)
Includes 5,000 common shares owned by the Swergold Family Foundation for which Mr. Leopold Swergold is a trustee.

(6)
Includes an aggregate of 10,536 common shares owned by Mr. Jackson's children.

 EQUITY COMPENSATION PLAN INFORMATION

        Set forth in the table below is a list of all of the Company's equity compensation plans and the number of securities to be issued on exercise of equity rights, weighted average exercise price, and number of securities that would remain available under each plan if outstanding equity rights were exercised as of December 31, 2018.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:
Select Medical Holdings Corporation 2005 Equity Incentive Plan	105,000	$9.18	0	(1)
Select Medical Holdings Corporation 2011 Equity Incentive Plan	0	$0.00	0	(2)
Director Equity Incentive Plan	0	$0.00	0	(2)
Select Medical Holdings Corporation 2016 Equity Incentive Plan	0	$0	3,184,185
Equity compensation plans not approved by security holders	0	$0.00	0

(1)
In connection with the approval of the Select Medical Holdings Corporation 2011 Equity Incentive Plan, we no longer issue awards under the Select Medical Holdings Corporation 2005 Equity Incentive Plan.

(2)
In connection with the approval of the Select Medical Holdings Corporation 2016 Equity Incentive Plan, we no longer issue awards under the Select Medical Holdings Corporation 2011 Equity Incentive Plan and the Director Equity Incentive Plan.

 CERTAIN RELATIONSHIPS, RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Other Arrangements with Directors and Executive Officers

Lease of Office Space

        The Company leases its corporate office space located at 4714, 4716, 4718, 4720 and 4732 Gettysburg Road, and 960 Century Drive in Mechanicsburg, Pennsylvania ("Corporate Office"), from, respectively, Old Gettysburg Associates IV, LP, Old Gettysburg Associates III, LP, Old Gettysburg Associates, Old Gettysburg Associates II, LP, Old Gettysburg Associates V, LP, and Century Park Investments, LP (together, the "Old Gettysburg Landlords"). In October 2018, the Company entered in an agreement to lease corporpate office space located at 225 Grandview Avenue in Camp Hill, Pennsylvania from 207 Associates and Independence Avenue Investments, LLC (together with the Old Gettysburg Landlords, the "Ortenzio Partnerships"). All of the Ortenzio Partnerships are owned or controlled, directly or indirectly, by Rocco A. Ortenzio, Vice Chairman and Co-Founder of the Company, Robert A. Ortenzio, Executive Chairman and Co-Founder of the Company, and John M. Ortenzio, the son of Rocco A. Ortenzio and brother of Robert A. Ortenzio.

        The Corporate Office currently consists of approximately 221,453 square feet of office space under six separate leases. A lease for approximately 17,147 square feet in the 960 Century Drive building will expire on November 30, 2021. Leases for approximately 31,795 and 41,381 square feet in the 4718 and 4720 Gettysburg Road buildings, respectively, will expire on December 31, 2022. Leases for approximately 47,864, 43,919 and 4,831 square feet in the 4714, 4716 and 4718 Gettysburg Road buildings, respectively, will expire on January 31, 2023. A lease for approximately 34,516 square feet in the 4732 Gettysburg Road building will expire on February 6, 2027. In addition, the Company will lease approximately 72,173 square feet in the 225 Grandview Avenue building, with the option to lease approximately 23,396 additional square feet, which lease will expire ten years after the Company's occupancy, which has not yet occurred.

        The Company currently pays to the Ortenzio Partnerships approximately $6.0 million per year in base rent. The Company obtained independent appraisals at the time it executed such leases that supported the amount of rent it pays for the Corporate Office. Base rental rates currently range from $15.12 to $29.73 per square foot under such leases. Base rent under the 4714 Gettysburg Road lease remained fixed at $28.08 per square foot through February 28, 2018. On March 1, 2018, base rent increased by 2% to $28.64 per square foot and will continue to increase by 2% annually on each March 1 thereafter. Base rent under the 4716 Gettysburg Road lease remained fixed at $28.58 per square foot through December 31, 2017. Beginning on January 1, 2018, base rent increased by 2% to $29.15 per square foot and on each January 1 thereafter, base rent will continue to increase by 2% annually. Base rent under each of the 4718 and 4720 Gettysburg Road leases was $23.64 per square foot on January 1, 2017, and on January 1, 2018, such base rent increased by 3% to $24.35 per square foot. On each January 1 thereafter, base rent under each of the 4718 and 4720 Gettysburg Road leases will continue to increase by 3% annually. Base rent under the 960 Century Drive leases was $14.68 per square foot on December 1, 2017, and on December 1, 2018, such base rent increased by 3% to $15.12 per square foot and will continue to increase by 3% annually. Beginning on February 7, 2017, base rent under the 4732 Gettysburg Road lease was $24.50 per square foot, and on February 7, 2018, such base rent increased by 3% to $25.24 per square foot. On each February 7 thereafter, base rent will continue to increase by 3% annually. Base rent under the 225 Grandview Avenue lease will be $20.00 per square foot upon commencement of occupancy by the Company, and such base rent will increase by 2.5% annually thereafter.

        The current base rents for each of the of the Corporate Office leases as of the date hereof is set forth below:

Lease Address	Monthly Rent (per square foot)
4714 Gettysburg Road	$29.21
4716 Gettysburg Road	$29.73
4718 Gettysburg Road	$25.08
4720 Gettysburg Road	$25.08
960 Century Drive	$15.12
4732 Gettysburg Road	$25.99
225 Grandview Avenue	$—	(1)

(1)
Monthly base rent equal to $20.00 per square foot will commence upon occupancy of the premises by the Company.

        The leases for 4714, 4716 and 4732 Gettysburg Road generally include an operating expense allowance with the Company responsible for its pro-rata share of operating expenses in excess of such allowance. The leases for 4718 and 4720 Gettysburg Road, 960 Century Drive, and 225 Grandview Avenue are "full service" leases, except that the Company pays for electricity for 4,831 square feet of space known as the data center. In fiscal year 2018, the Company paid to the Ortenzio Partnerships an aggregate amount of approximately $6.3 million for office rent, various improvements to the Corporate Office and miscellaneous expenses.

Concentra Joint Venture

        As part of a reorganization of Concentra Group Holdings, LLC consummated in connection with the acquisition of all of the issued and outstanding equity of U.S. HealthWorks, Inc. ("U.S. HealthWorks"), Concentra Group Holdings, LLC paid a distribution in respect of, and subsequently repurchased a portion of, the equity of Concentra Group Holdings, LLC owned by a fund affiliated with our directors, Bryan C. Cressey and William H. Frist, and a separate fund affiliated with directors Russell L. Carson and Thomas A. Scully. The aggregate distribution amounts paid to those funds were approximately $0.8 million and $8.6 million, respectively, and the purchase price paid to those funds in the repurchase was approximately $21.9 and $214.4 million, respectively. Thereafter, Concentra Group Holdings, LLC became a wholly owned subsidiary of Concentra Group Holdings Parent, LLC by way of a merger and, in respect of the cancellation of the equity interests of Concentra Group Holdings, LLC held by those funds as a result of such merger, Concentra Group Holdings Parent, LLC issued equity of Concentra Group Holdings Parent, LLC equal to approximately 25.6% and 2.6% of Concentra Group Holdings Parent, LLC on a fully diluted basis, respectively, to each of these funds. Mr. Cressey currently serves on the board of directors of Concentra Group Holdings Parent, LLC.

        For more information on the U.S. HealthWorks acquisition, please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Approval of Related Party Transactions

        The Company does not have a formal written policy for review and approval of transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K. However, the Company's practice is that any such transaction must receive the prior approval of both the Audit and Compliance Committee and a majority of the non-interested members of the Board of Directors. In addition, it is the Company's practice that, prior to any related party transaction of the type described under "—Other Arrangements with Directors and Executive Officers—Lease of Office Space," an independent third-party appraisal is obtained that supports the amount of rent that the Company is obligated to pay for such leased space. All related party lease transactions have been unanimously approved by all of the non-interested members of the Board of Directors.

Director Independence

        Director independence is discussed under the heading "Corporate Governance" of this Proxy Statement.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        The rules of the SEC require the Company to disclose late filings of stock transaction reports by its executive officers and directors and by certain beneficial owners of the Company's common stock. Based on our records and other information, we believe that each of our executive officers, directors and certain beneficial owners of the Company's Common Stock complied with all Section 16(a) filing requirements applicable to them during fiscal year 2018.

HOUSEHOLDING

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of the Company's proxy statement or annual report may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate copy of either document to you if you request one by writing or calling as follows: Investor Relations, c/o Select Medical Holdings Corporation, 4714 Gettysburg Road, Mechanicsburg, Pennsylvania 17055; Telephone: 717-972-1100; E-mail: ir@selectmedical.com. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the above address and phone number.

OTHER BUSINESS

        The Company is not aware of any other matters that will be presented for stockholder action at the Annual Meeting. If other matters are properly introduced, the person named in the accompanying proxy will vote the shares he or she represents as recommended by the Board of Directors.

By Order of the Board of Directors

Michael E. Tarvin
 Executive Vice President, General Counsel and Secretary

March 6, 2019

MMMMMMMMMMMM MMMMMMMMMMMMMMM SELECT MEDICAL HOLDINGS CORPORATION C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 ENDORSEMENT_LINE______________ SACKPACK_____________ Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 received by 11:59pm, Eastern Time, on April 29, 2019. Online GIof ntoo welwewct.reonnviicsivoontrienpgo, rts.com/SEM or delete QR code and control # scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/SEM Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain 01 - Russell L. Carson 02 - William H. Frist 03 - Robert A. Ortenzio 04 - Marilyn B. Tavenner For Against Abstain For Against Abstain 2. Non-Binding Advisory Vote on Executive Compensation 3. The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019 NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MMMMMMM C 1234567890 J N T 0 3 1 6 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 1 U P X 4 02Z02B MMMMMMMMM B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below A Proposals — The Board of Directors recommends a vote FOR each Board of Directors nominee, FOR the approval of the executive compensation resolution and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019. Annual Meeting Proxy Card1234 5678 9012 345

Important Notice Regarding the Internet Availability of Proxy Materials for the 2019 Annual Meeting of Stockholders. The Proxy Statement and the 2018 Annual Report to Stockholders are available at: www.envisionreports.com/SEM q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 2019 Annual Meeting of Stockholders — April 30, 2019 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Michael E. Tarvin and Martin F. Jackson, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Select Medical Holdings Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2019 Annual Meeting of Stockholders of the Company to be held April 30, 2019 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting. (Continued and to be marked, dated and signed, on the other side) Change of Address — Please print new address below. Comments — Please print your comments below. + C Non-Voting Items Proxy — Select Medical Holdings Corporation Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/SEM

MMMMMMMMMMMM SELECT MEDICAL HOLDINGS CORPORATION Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain 01 - Russell L. Carson 02 - William H. Frist 03 - Robert A. Ortenzio 04 - Marilyn B. Tavenner For Against Abstain For Against Abstain 2. Non-Binding Advisory Vote on Executive Compensation 3. The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019 NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 1 U P X 4 0 3 1 6 1 02Z03B MMMMMMMMM B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below A Proposals — The Board of Directors recommends a vote FOR each Board of Directors nominee, FOR the approval of the executive compensation resolution and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019. Annual Meeting Proxy Card

Important Notice Regarding the Internet Availability of Proxy Materials for the 2019 Annual Meeting of Stockholders. The Proxy Statement and the 2018 Annual Report to Stockholders are available at: www.edocumentview.com/SEM q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q 2019 Annual Meeting of Stockholders — April 30, 2019 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Michael E. Tarvin and Martin F. Jackson, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Select Medical Holdings Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2019 Annual Meeting of Stockholders of the Company to be held April 30, 2019 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting. (Continued and to be marked, dated and signed, on the other side) Proxy — Select Medical Holdings Corporation